    As filed with the Securities and Exchange Commission on August 23, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ----------------
                      GREENWICH TECHNOLOGY PARTNERS, INC.
             (Exact name of registrant as specified in its charter)
                               ----------------
         Delaware                     7371                   13-3944171
     (State or other      (Primary standard industrial    (I.R.S. employer
     jurisdiction of      classification code number)  identification number)
     incorporation or
      organization)

                                123 Main Street
                            White Plains, NY, 10601
                           Telephone: (914) 289-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                               Joseph P. Beninati
                            Chief Executive Officer
                      Greenwich Technology Partners, Inc.
                                123 Main Street
                             White Plains, NY 10601
                                 (914) 289-8000
 (Name, address, including zip code, and telephone number, including area code of agent for service)
                               ----------------

                                   Copies to:
          Kevin M. Barry, Esq.                   Stephen L. Burns, Esq.
        Laurie A. Cerveny, Esq.                 Cravath, Swaine & Moore
    Testa, Hurwitz & Thibeault, LLP                 Worldwide Plaza
            125 High Street                        825 Eighth Avenue
            Boston, MA 02110                    New York, NY 10019-7475
             (617) 248-7000                          (212) 474-1000

                               ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------
---------------------------------------------------------------
                             Proposed Maximum
  Title of Each Class of         Aggregate        Amount of
Securities to be Registered  Offering Price(1) Registration Fee
---------------------------------------------------------------
Common stock, par value
 $0.01 per share.......         $55,000,000        $14,520
---------------------------------------------------------------
---------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

                               ----------------
      Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED      , 2000

                                       Shares

                    [LOGO OF GREENWICH TECHNOLOGY PARTNERS]


                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$     and $     per share. We have applied to list our common stock on The
Nasdaq Stock Market's National Market under the symbol "GTPI".

  The underwriters have an option to purchase a maximum of    additional shares
to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page 8.

                                                         Underwriting Proceeds to
                                                          Discounts    Greenwich
                                              Price to       and       Technology
                                               Public    Commissions    Partners
                                            ------------ ------------ ------------
Per Share..................................      $            $            $
Total......................................    $            $            $

  Delivery of the shares of common stock will be made on or about      , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                 First Union Securities, Inc.

                                       ING Barings

                                                        PaineWebber Incorporated

                  The date of this prospectus is      , 2000.

                          [INSIDE FRONT COVER ARTWORK]
The color artwork will be three ellipses containing the words "Building Networks." Selected client logos will appear beneath the ellipses.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Note Regarding Forward-Looking Statements................................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  34
Management...............................................................  51

                                                                          Page
                                                                          ----
Related Party Transactions...............................................  61
Principal Stockholders...................................................  63
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  69
Material United States Federal Tax Considerations for Non-United States
 Holders.................................................................  71
Underwriting.............................................................  75
Notice to Canadian Residents.............................................  79
Legal Matters............................................................  80
Experts..................................................................  80
Where You Can Find Additional Information................................  80
Index to Financial Statements............................................ F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until    , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes to those financial statements, before deciding to invest in our common stock.

                      Greenwich Technology Partners, Inc.

   GTP is a leading network infrastructure consulting and engineering company. We design, build and manage complex networks that utilize advanced Internet protocol, electro/optical, and other sophisticated technologies. Our clients are service providers such as UUNET, a Worldcom Company, Global 2000 enterprises such as Bear Stearns, Chase Manhattan Corporation and Time Warner, Inc., and select Internet companies such as Priceline.com.

      Strategic Relationship with Juniper Networks and Technical Alliances

   GTP has both a strategic and an equity relationship with Juniper Networks. As provided in our agreement with Juniper Networks, we will be a provider of premier professional services and shall retain the highest level affiliation available from Juniper Networks. GTP and Juniper expect to work closely to pursue joint engagements and engage in lead sharing and joint marketing opportunities. Juniper Networks invested $10 million in GTP's series F preferred stock in June of 2000. As part of our relationship with Juniper, we also have the right to receive advance access to Juniper technology. In addition to our relationship with Juniper, we also have established technical alliances with several other leading technology companies, including Cisco Systems, Foundry Networks, F5 Networks, Micromuse and NetScout Systems. These relationships have resulted in customer leads, client referrals and joint marketing opportunities.

                                   Our Market

   The tremendous recent growth of e-business has created an escalating demand for complex, sophisticated and reliable networks. Today, network infrastructures are competitive necessities as companies increasingly transact business, communicate and operate electronically. The resulting demand for increased bandwidth is being met by the development of rapidly evolving, highly complex tools and services. The complexity of these technologies is making the design, deployment and maintenance of network infrastructures increasingly challenging both for enterprises who seek to achieve their e-business initiatives, and for service providers who seek to increase their bandwidth capacity. To cope with this traffic escalation, service providers and enterprises are enhancing and expanding their existing network infrastructures with advanced IP routing, electro/optical routing and switching, and other sophisticated technologies such as optical transmission and wireless communications. There is a scarcity of qualified network infrastructure consultants and engineers to design, build and maintain these networks. According to estimates from International Data Corporation, the worldwide market for network consulting and integration services will grow from $15.5 billion in 1999 to $32.8 billion in 2004.

                                  Our Solution

   The cornerstone of our service offerings is our expertise in complex network technologies, including the routing protocols and technologies used in service provider and enterprise networks such as border gateway protocol, or BGP, open shortest path first, or OSPF, and multiprotocol label switching, or MPLS. We focus on seven key areas of network infrastructure: internetworking; security; directory services; convergence; systems engineering; performance management; and network management. Through our proprietary GTP NetValue methodology, we provide a framework of best practices and procedures for positioning, managing and delivering our professional services.

                                  Our Strategy

   Our goals are to become recognized as the leading provider of network infrastructure consulting and engineering services and to increase the strength of our relationships with existing enterprise and service provider clients. To achieve this goal, we have adopted the following strategies:

  .  Enhance our technological expertise

  .  Continue to strengthen our service offerings

  . Attract and retain experienced professionals and expand recruiting efforts

  .  Expand geographically

  . Leverage our strategic relationship with Juniper Networks and our technical alliances

  .  Leverage our advisory board relationships

  . Increase our brand visibility as a leader in network infrastructure consulting and engineering

   We commenced operations on May 1, 1997 and at July 31, 2000 employed 329 people, of which 200 were billable professionals. Our corporate headquarters are 123 Main Street, White Plains, New York 10601, our telephone number is
(914) 289-8000, and we have employees in 19 other locations in the United States and in London. In 1999, we generated $14.2 million in revenue. For the six months ended June 30, 2000, we generated $13.6 million in revenue compared with $6.4 million for the six months ended June 30, 1999.

   Greenwich Technology Partners, GTP, GTP NetValue and Building Networks, Creating Value are trademarks of Greenwich Technology Partners, Inc. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

Common stock offered by GTP.........
                                           shares

Common stock to be outstanding
 after the offering.................       shares

Use of proceeds.....................  For general corporate purposes, including working capital, and potential
                                      acquisitions.

Proposed Nasdaq National Market
 symbol.............................  GTPI

                                ----------------

   The number of shares of common stock to be outstanding after the offering is based on our shares outstanding as of June 30, 2000 and excludes shares of common stock as further described in "Capitalization."

                                ----------------

   Unless otherwise indicated, all information in this prospectus:

  . reflects the conversion of all currently outstanding shares of preferred stock into 33,038,561 shares of our common stock immediately prior to completion of this offering;

  . assumes no exercise of the underwriters' over-allotment option; and

  . assumes the filing of our amended and restated certificate of incorporation and by-laws.

                             Summary Financial Data
                     (in thousands, except per share data)

   The following tables summarize financial data and certain pro forma financial data for our business during the years and as of the dates indicated. The summary financial data do not purport to be indicative of future operations and should not be construed as representative of future operations. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and accompanying notes included elsewhere in this prospectus.

                                              Year ended        Six months
                               Inception     December 31,     ended June 30,
                                through    -----------------  ----------------
                             Dec. 31, 1997  1998      1999     1999     2000
                             ------------- -------  --------  -------  -------
                                                                (unaudited)
Statement of Operations Da-
 ta:
Revenues....................    $  829     $ 6,028  $ 14,195  $ 6,413  $13,575
Gross profit................       215       2,193     5,232    2,341    4,886
Operating loss..............      (616)     (1,905)   (6,657)  (2,117)  (6,813)
Net loss....................      (616)     (1,874)   (6,350)  (2,055)  (6,466)
Basic and diluted net loss
 per share..................    $(3.51)    $(11.92) $ (21.34) $ (6.46) $ (3.29)
Weighted average common
 shares used to compute
 basic and diluted net loss
 per share..................       177         177       316      348    2,022
Pro forma basic and diluted
 net loss per share (1).....    $(0.67)    $ (0.16) $  (0.29) $ (0.11) $ (0.20)
Weighted average common
 shares used to compute pro
 forma basic and diluted net
 loss per share.............       917      11,974    21,601   18,509   31,733

--------
(1) Pro forma basic and diluted net loss per share assumes the conversion of all shares of preferred stock into common stock as of the original date of preferred stock issuance.

                                                          June 30, 2000
                                                    --------------------------
                                                              Pro forma
                                                    Actual  as adjusted(2)
                                                    ------- --------------
                                                         (unaudited)
Balance Sheet Data:
Cash and cash equivalents.......................... $27,590
Working capital....................................  34,832
Total assets.......................................  43,821
Total debt including borrowing under installment
 loan and capitalized lease agreements.............     553
Total shareholders' equity......................... $39,971

--------
(2) The pro forma as adjusted data give effect to:

  . the conversion of 33,038,561 shares of preferred stock into 33,038,561 shares of common stock immediately prior to completion of this offering; and

  . the sale of     shares of common stock at an assumed initial public
    offering price of $     per share, after deducting underwriting discounts
    and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business and financial results may suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related To Our Business

Our limited operating history makes evaluating our business prospects and results of operations difficult

   We commenced operations in May 1997 and therefore have only a limited operating history for you to evaluate our business. Because of our limited operating history, recent growth, recent acquisitions and the fact that many of our competitors have longer operating histories than we do, we believe that the prediction of our future success is difficult. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business, many of which are beyond our control. You should not rely on our historical results of operations as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increase the risk that the value of your investment will decline.

We have a history of losses and expect to continue to incur losses for the foreseeable future and may need additional financing

   We have incurred substantial losses since we were founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. We incurred net losses of $1.9 million and $6.4 million in 1998 and 1999, respectively, and $2.1 million and $6.5 million for the six months ended June 30, 1999 and June 30, 2000, respectively. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. We expect to continue to incur increasing sales and marketing, hiring and training, infrastructure development and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain whether or when we will achieve profitability because of the significant risks and uncertainties that affect our business. If we fail to generate sufficient cash from our operations to pay our expenses, our management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of common stock to meet our cash needs on terms favorable to us, or at all. If we are able to sell additional shares of common stock, the sale could result in further dilution to the per share value of your common stock. If we are able to finance operations with debt, we could be forced to accept terms that restrict our ability to make capital expenditures and incur additional indebtedness, which could impede our ability to grow.

Competition in our industry for experienced personnel is intense and our inability to attract, develop and retain qualified personnel could interrupt our business and adversely affect our growth

   Our business involves the delivery of professional services and is labor intensive. Our success depends in large part on our ability to attract, develop and retain highly skilled employees, particularly consultants and engineers and other technical personnel, and we cannot assure you we will be able to do so. We typically offer our employees options to purchase our common stock. A decline in the price of our common stock could adversely affect our ability to attract and retain employees. The loss of a significant number of our personnel or the failure to attract new, highly skilled employees could have a material adverse impact on us, including on our ability to secure and complete engagements. Individuals with management experience and consulting and technical skills are in short supply. Accordingly, we may not be able to hire or retain the necessary number or mix of personnel to implement our business strategy. Competition to hire from this limited pool of qualified personnel is intense. In addition, we have experienced, and may continue to experience, increasing compensation costs for consultants and engineers. Our inability to recover increases in compensation of consultants and engineers through higher billing rates, or to reduce other expenses to offset such increases, could have an adverse effect on our business.

The loss of executive management or other key personnel may harm our ability to obtain and retain client engagements and to compete effectively

   Our ability to continue to implement our business strategy and our future success depends in large part on the continued services of a number of our key personnel, including our founder, Chairman, Chief Executive Officer and President, Joseph P. Beninati. The loss of the services of Mr. Beninati or any of our other key personnel who have critical industry or client experience and relationships could have a material adverse effect on our operating results. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

Because a large portion of our revenues to date has been generated from a small number of clients, our revenues are difficult to predict and the loss of a major client could significantly reduce our revenues

   A small number of clients has accounted for a significant portion of our net revenues to date, and we expect that this trend will continue for the foreseeable future. For the six months ended June 30, 2000, Chase Manhattan Corporation and Bear Stearns accounted for 22% and 18% of our total revenues, respectively. In 1999, Crompton Corp., formerly known as CK Witco, and Bear Stearns accounted for 18% and 11% of our total revenues, respectively, and in 1998, Unilever and Crompton Corp. accounted for 39% and 14% of our total revenues, respectively. For the six months ended June 30, 2000, our five largest clients represented 52% of our total revenues. In 1999 and 1998, our five largest clients represented 51% and 68% of our total revenues, respectively. Our dependence on a limited number of clients makes the relationship between us and each client critically important to our business. If one of our major clients discontinues or significantly reduces the use of our services, we may not generate sufficient revenues to offset this loss of revenues and our net income will decrease. In addition, the non-payment or late payment of amounts due from a major client could adversely affect us.

Because we generally have short-term service contracts and clients can cancel or modify these arrangements without penalty and with little or no notice, our revenue stream is uncertain

   Our services are often delivered pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a major client or a number of small clients terminate our contracts or significantly reduce or modify their business relationships with us, we may not be able to replace the shortfall in revenues in a timely fashion due to our relatively long sales cycle or minimize the underutilization of employees and the resulting adverse impact on our operating results. Consequently, you should not predict or anticipate our future revenues based upon the number of clients we have currently or the number and size of our existing projects.

Because our relationships with our strategic partner and our technical alliances are part of our business strategy and important to our success in the future, any failure to successfully grow these relationships could significantly harm our business

   We have a key strategic relationship with Juniper Networks, an Internet infrastructure solutions provider to telecommunications and Internet service providers. We also have technical alliances with several technology companies including Cisco Systems, Foundry Networks, F5 Networks, NetScout Systems and Micromuse. These relationships are key parts of our growth and business strategy for the future. Any failure to maintain and develop these relationships could significantly harm our business prospects. Pursuant to our Professional Services Alliance agreement with Juniper Networks, GTP will be a premier provider of professional services. This means that Juniper Networks will use reasonable efforts to promote and solicit orders for our network infrastructure consulting and engineering services from its customers. In connection with this relationship, our consultants and engineers will gain more advanced and sophisticated training on Juniper infrastructure solutions, giving us an advantage over our competitors. We envision adding additional customers as a result of the Juniper relationship. However, since we have recently entered into this relationship, it is difficult to predict whether it will be successful. If the relationship does not develop as anticipated, our business could be harmed. Additionally, Juniper Networks may enter into similar arrangements with other service providers, thus diluting the competitive advantage that we believe our agreement currently affords us.

Our operating results may vary from quarter to quarter in future periods, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline

   We expect our quarterly revenues and operating results to be volatile and difficult to predict. They are likely to vary significantly from quarter to quarter. Factors that may cause our results to fluctuate include:

  . the loss of key employees;

  . an inability to hire and retain sufficient numbers of employees, including consultants, engineers and account managers;

  . reductions in our billing rates;

  . unanticipated delays, deferrals or cancellations of major client engagements;

  . write-offs of billings or services performed at no charge as a result of a failure to meet client expectations;

  . claims by clients for the actions of our employees arising from damages to clients' businesses or otherwise;

  . the efficiency with which we utilize our billable professionals;

  . the ability of our internal sales force to solicit engagements from new and existing clients;

  . the loss of billable workdays due to severe weather conditions, or other factors;

  . a decrease in the growth of the networking industry as a whole;

  . seasonality;

  . general economic conditions; and

  . ongoing market acceptance of our services.

   Any decline in revenues or earnings or a greater than expected loss for any quarter could reduce the market price of our common stock, even if not reflective of any long-term problems with our business.

We derive a portion of our professional services revenues from fixed-fee projects, under which we assume greater financial risk if we fail to accurately estimate the costs of the projects

   We derive a portion of our professional services revenues from fixed-fee projects. For the six months ended June 30, 2000 and for the year ended December 31, 1999, fixed-fee projects accounted for almost 23% and 19% of our professional services revenues, respectively. We assume greater financial risks on a fixed-fee project than on a time-and-materials based project. If we miscalculate the resources or time we need to complete these fixed-fee projects, the costs of completing these projects may exceed the fee we charge, which could result in a loss on the project.

We may have difficulty managing our expanding operations, which may harm our business

   A key part of our strategy is to grow our business. From March 1997 through July 31, 2000 our staff increased from 1 to 329 employees. Our rapid growth has placed a significant strain on our managerial, financial and operational resources. To manage our growth, we must continue to improve our financial and management controls, reporting systems and procedures, and to train and manage our employees. If we are unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, it will affect our revenues.

We compete in a new and highly competitive industry that has low barriers to entry; if we cannot effectively compete our revenues will decline

   The network technology consulting industry is comprised of many participants, is highly competitive and is subject to rapid technological change. Many of our competitors have greater name recognition, longer operating histories, more relationships with large and established clients and greater financial, technical and managerial resources than we do. Furthermore, we expect that our competitors may in the future form alliances with technology vendors, which may give them an advantage in managing networks that use that vendor's equipment.

   Most of our current clients and prospective clients have internal information technology departments and could choose to satisfy their network technology needs through these internal resources rather than by outsourcing them to third-party service providers such as ourselves. The decision by clients or prospective clients to rely on their own information technology departments could harm our business. Moreover, as the domestic and global markets for information technology services continue to grow, we expect to face intense competition from new entrants into the network technology consulting industry.

   We believe that we compete with or in the future could compete with organizations in the following categories:

  . other network infrastructure consulting and engineering service providers;

  . information technology services firms;

  . vendor affiliates;

  . Internet professional services firms; and

  . internal information technology departments.

   There are relatively few barriers preventing competitors from entering the network technology consulting industry. As a result, new market entrants pose a threat to our business. We do not own any patented technology that precludes or inhibits competitors from entering the network technology consulting industry. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business.

If we are unable to integrate our recent acquisitions of Aspire Technology Group, Inc., NetGain LLC and Navigator Technologies, Inc. and other future acquisitions, our business may be disrupted

   We recently acquired Aspire Technology Group, Inc., a directory services consulting company based in Virginia, NetGain LLC, a network performance consulting company based in New York, and Navigator Technologies, Inc., a company focused on converged voice and data solutions based in New Jersey. The integration of these and any future acquisitions presents us with significant financial, managerial and operational challenges. We may not be able to meet these challenges effectively. To the extent our management is required to devote significant time and attention to integrating the technology, operations and personnel of acquired businesses, we may not be able to serve properly our current clients or to attract new clients. Any difficulties in integrating acquisitions could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

Commencing our international expansion efforts, which is a key part of our growth strategy, may not be successful, and our business will be exposed to the numerous risks associated with international operations

   We have recently commenced international sales and marketing efforts. We have had little experience in marketing, selling and distributing our services internationally. We may not be able to maintain and expand our international operations or successfully market our services internationally. International operations are also subject to many risks, including:

  . the impact of recessions in economies outside the United States resulting in foreign currency devaluation, and less demand for products from the United States;

  . unexpected changes in regulatory requirements;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences, including restrictions on repatriation of earnings;

  . difficulties and costs of staffing and managing foreign operations, as a result of, among other things, distance, language and cultural differences;

  . political and economic instability resulting in taxes, tariffs and other import barriers and increased governmental ownership or regulation of the economy;

  . the burdens of complying with the European Union Directive on the Protection of Personal Data, which could be enforced by the member states in different ways, as well as other foreign legislation which could adversely impact our business activities abroad;

  . fluctuations in currency exchange rates; and

  . seasonal reductions in business activity, especially during the summer months, in Europe and certain other parts of the world.

   Failure to successfully expand into international markets may negatively affect our business, as well as our ability to grow.

If we do not keep pace with technological changes, our services may become less competitive and our business will suffer

   Our market is characterized by rapidly changing technologies, frequent new product and service offerings and evolving industry standards. As a result of the complexities inherent in today's computing environments, we face significant challenges in remaining abreast of such changes and new product introductions. If we cannot keep pace with these changes, we will not be able to meet our clients' increasingly sophisticated network technology consulting needs, and our services will become less competitive.

   Our future success will depend on our ability to:

  . keep pace with continuing changes in industry standards, information technology and client preferences, including the migration to optical networking and wireless communications;

  . respond effectively to these changes; and

  . develop new services or enhance our existing services.

   We may be unable to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements.

If the use of large-scale, complex networks does not continue to grow, we may not successfully increase or maintain our client base and revenues

   To date, a majority of our revenues has been from network technology consulting services related to large-scale, complex networks. As a result, our future success is highly dependent on the continued growth and acceptance of large-scale, complex networks and the continued trend among our clients to use third-party service providers. If the growth of the use of these networks does not continue or declines, our business and our revenues may decline.

Our business depends on continued growth in the use of the Internet

   The growing demand for network technology consulting services has been driven in part by the growth of the Internet. The Internet may not prove to be a viable commercial marketplace because of:

  . inadequate development of the infrastructure necessary to support the Internet;

  . lack of development of complementary products (such as higher-speed modems and higher-speed communication lines);

  . implementation of competing technology;

  . delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

  . government regulation.

  In particular, laws and regulations addressing privacy and security concerns regarding the collection and transmission of data over the Internet, taxation of commercial uses of the Internet, and liability for content delivered over the Internet could make Internet use more costly and impede growth in e-commerce.

   Significant issues concerning the commercial use of Internet technologies include security, reliability, cost, ease of use and quality of service. These issues may inhibit the growth of Internet businesses that utilize large networks.

   Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. You should not rely upon these predictions. If the market for network infrastructure consulting services fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

Unauthorized use of our intellectual property by third parties may damage us

   We regard our trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark law and trade secret protection and confidentiality, license and other agreements with our employees, clients, partners and others to protect our intellectual property rights. However, we do not have any patents or patent applications pending or any registered copyrights, and existing trade secret and trademark laws afford us only limited protection. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are also uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

We may have to defend intellectual property infringement claims, which could be expensive and, if we are not successful, could disrupt our business

   We cannot be certain that our services or materials provided to us by our clients for use in finished products do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. As a result, we may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

Because our services are often critical to our clients' operations, we may be subject to significant claims if our services do not meet our clients' expectations

   Many of our projects are critical to the operations of our clients' businesses. If we cannot complete these projects to our clients' expectations, we could materially harm our clients' operations. Any failure to meet our clients' expectations could result in our inability to collect payment from clients, damage our reputation, subject us to increased risk of litigation or result in our having to provide additional services to a client at no charge, which could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for damages. In addition, we may be, in some instances, liable for defects in the software of third parties that we incorporate into our network solutions. Although we carry general liability insurance, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed.

Our business may suffer if we have disputes with clients over our right to reuse intellectual property developed during client engagements

   Part of our business involves the development of software applications for discrete client engagements. Ownership of client-specific software is generally held by the client, although we typically retain the right to reuse some of the processes and other intellectual property developed in connection with a client engagement. Issues relating to the right to use intellectual property can be complicated. Accordingly, disputes may arise that could adversely affect our ability to reuse applications, processes and other intellectual property that result from particular client engagements. Such disputes could damage our relationships with our clients and our business reputation, divert our management's attention and have an adverse effect on our ability to grow our business.

Risks Related to this Offering

The net proceeds of this offering may be allocated in ways with which you and other stockholders may not agree, and they may not be allocated effectively

   Our management has significant flexibility in applying the proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our management's application of the proceeds on our behalf and you and other stockholders may not agree with our management's decisions. In addition, our management may not allocate or invest these proceeds effectively.

The market price of our common stock may be less than the initial public offering price, or may be volatile, and you may not be able to resell your shares at or above the initial public offering price

   Prior to this offering there was no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. Trading prices of technology company stocks have been volatile and the per share value of our stock may decline regardless of our performance. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price.

We are controlled by a small group of our existing stockholders, whose interests may differ from other stockholders

   As of July 31, 2000, our directors, executive officers and affiliates beneficially owned approximately 76.0% of the outstanding shares of our common stock, and after the offering will beneficially own approximately % of the outstanding shares of common stock. As a result, if these persons act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all of our assets, a merger with another entity or an amendment to our certificate of incorporation. The ownership position of these stockholders could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock. In addition, the interests of these stockholders may differ from the interests of our other stockholders.

Shares eligible for public sale after this offering could adversely affect our stock price

   The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. In addition, we have a significant number of shares that are subject to outstanding options and warrants. The exercise of these options or warrants and the subsequent sale of the underlying common stock also could cause a decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Investors in this offering will suffer immediate and substantial dilution

   The initial public offering price per share will significantly exceed the pro forma net tangible book value per share of $1.04 as of June 30, 2000. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. In addition, we had 6,442,986 shares subject to options outstanding as of July 31, 2000 at a weighted average exercise price of $0.73 per share and outstanding warrants to purchase 2,564,102 shares of common stock issuable at an exercise price of $1.17 per share. The exercise of these options and warrants will result in further dilution of the value of the shares purchased in this offering. The assumed
initial public offering price is $     per share. At this price, the aggregate
unrealized gain to be incurred by current shareholders is $   .

Anti-takeover provisions of Delaware's General Corporation Law and our certificate of incorporation could delay or deter a change in control

   Provisions of our certificate of incorporation and by-laws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of us. The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for us or reduce any premiums paid to our stockholders for their common stock. For example, our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of "blank check" preferred stock and to attach special rights and preferences to this preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us. Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring control of us. A special meeting of stockholders only may be called by a majority of the board of directors or by our president, chief executive officer or chairman. In addition, a stockholder proposal for an annual meeting must be received within a specified period of time to be placed on the agenda. Because stockholders do not have the ability to require the calling of a special meeting of stockholders and are subject to timing requirements in submitting stockholder proposals for consideration at an annual meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements, which are usually accompanied by words such as "may," "might," "will," "should," "could," "intends," "estimates," "predicts," "potential," "continue," "believes," "anticipates," "plans," "expects" and similar expressions, relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding our industry and the growth of business-to-business e-commerce activities, data traffic and the market for network consulting and integration services. You should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risks described above and elsewhere in this prospectus. Except as may be required by federal securities laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of the shares of
common stock in this offering of $     million, assuming an initial public
offering price of $     per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds
will be $     million.

   The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the proceeds of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. We expect to use the net proceeds of this offering for general corporate purposes, including working capital. A portion of the net proceeds also may be used for the acquisition of complementary businesses or technologies. Currently, we have no specific understandings, commitments or agreements and are not currently engaged in any active negotiations with respect to any such acquisitions.

   Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock to realize a return on their investment, if any.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  . on an actual basis;

  . on a pro forma basis after giving effect, immediately prior to completion of this offering, to the conversion of all outstanding shares of preferred stock into common stock, which includes the reissuance of 177,000 shares held in treasury; and

  . on a pro forma as adjusted basis to further reflect the sale of shares of
    common stock at an assumed initial public offering price of $     per
    share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

   You should read this information together with our unaudited financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                        June 30, 2000
                                               ---------------------------------
                                                                     Pro forma
                                                Actual   Pro forma   as adjusted
                                               --------  ---------  ------------
                                                       (in thousands)
                                                         (unaudited)
Cash and cash equivalents..................... $ 27,590  $ 27,590      $
                                               ========  ========      =====
Total debt including borrowing under
 installment loan and capitalized lease
 agreements................................... $    553  $    553      $ 553
Shareholders' equity:
 Convertible series A through F preferred
  stock, $.01 par value, 38,925,219
  authorized, 33,038,561 issued and
  outstanding, actual; no shares authorized,
  issued and outstanding, pro forma and pro
  forma as adjusted...........................      330       --
 Preferred stock, $.01 par value, no shares
  issued and outstanding, actual; no shares
  issued and outstanding, pro forma;
  20,000,000 shares authorized, no shares
  issued and outstanding, pro forma as
  adjusted....................................
 Common stock, $.01 par value, 71,074,781
  shares authorized, 3,284,407 issued, actual;
  71,074,781 authorized, 36,145,968 issued and
  outstanding, pro forma; 300,000,000
  authorized,      issued and outstanding, pro
  forma as adjusted...........................       33       361
Additional paid-in capital....................   54,967    54,916
Accumulated deficit...........................  (15,306)  (15,306)
Treasury stock................................      (53)      --
                                               --------  --------      -----
 Total shareholders' equity...................   39,971    39,971
  Total capitalization........................ $ 40,524  $ 40,524      $
                                               ========  ========      =====

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and excludes:

  . 6,463,932 shares subject to options outstanding as of June 30, 2000 at a weighted average exercise price of $0.69 per share;

  . 6,456,163 additional shares reserved for issuance under our stock option plans;

  . 850,000 additional shares available for issuance under our employee stock purchase plan; and

  . the exercise of 2,564,102 warrants to purchase shares of our common stock.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was approximately $37.4 million, or approximately $1.04 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding after giving effect to the conversion of each share of preferred stock into one share of common stock immediately prior to completion of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

   After giving further effect to our sale of     shares offered hereby at an
assumed initial public offering price of $    per share and after deducting
estimated underwriting discounts and estimated offering expenses payable by us, and the application of the estimated net proceeds from the offering, our pro
forma net tangible book value as of June 30, 2000 would have been $   , or $
per share. This represents an immediate increase in pro forma net tangible book
value of $    per share to existing stockholders and an immediate dilution in
net tangible book value of $    per share to new investors. The following table
illustrates this per share dilution:

Assumed initial public offering price per share.....................       $
  Pro forma net tangible book value per share as of June 30, 2000... $1.04
  Increase per share attributable to new investors..................
                                                                     -----
Pro forma net tangible book value per share after this offering.....
                                                                           ---
Dilution in pro forma net tangible book value per share to new
 investors..........................................................       $
                                                                           ===

   The following table summarizes, on a pro forma basis after giving effect to the conversion of each outstanding share of preferred stock into common stock immediately prior to this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 36,247,074       % $55,649,860       %     $1.54
New investors..............
                            ----------  -----  -----------  -----
  Total....................             100.0% $            100.0%
                            ==========  =====  ===========  =====

   The foregoing tables and calculations assume no exercise of any stock options or warrants outstanding as of June 30, 2000. As of July 31, 2000, there were options outstanding to purchase a total of 6,442,986 shares of common stock with a weighted average exercise price of $0.73 per share and 2,564,102 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.17 per share. To the extent the outstanding warrants and options are exercised there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

   You should read these selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our audited financial statements and the accompanying notes included elsewhere in this prospectus.

   The selected statement of operations data for the period from March 14, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, and the selected balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included in this prospectus. Balance sheet data as of December 31, 1997 have been derived from our audited financial statements not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 are derived from the unaudited consolidated financial statements included elsewhere in the prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for these periods and financial condition at these dates.


                                             Fiscal year
                                                ended          Six months
                               Inception    December 31,     ended June 30,
                                through    ----------------  ----------------
                             Dec. 31, 1997  1998     1999     1999     2000
                             ------------- -------  -------  -------  -------
                                                               (unaudited)
Statement of Operations Da-
 ta:
Revenues:
  Professional services.....    $  472     $ 4,252  $12,539  $ 5,383  $12,970
  Provisioning..............       357       1,776    1,656    1,031      606
                                ------     -------  -------  -------  -------
    Total revenues..........       829       6,028   14,195    6,414   13,576
                                ------     -------  -------  -------  -------
Cost of revenues (exclusive
 of depreciation and
 amortization expense shown
 separately below):
  Professional services.....       306       2,473    7,704    3,271    8,186
  Provisioning..............       308       1,362    1,259      801      504
                                ------     -------  -------  -------  -------
    Total cost of revenues..       614       3,835    8,963    4,072    8,690
                                ------     -------  -------  -------  -------
Gross profit:
  Professional services.....       166       1,779    4,835    2,112    4,784
  Provisioning..............        49         414      397      230      102
                                ------     -------  -------  -------  -------
    Total gross profit......       215       2,193    5,232    2,342    4,886
Expenses:
  Sales and marketing
   expenses.................       174       1,762    5,734    2,440    5,630
  General and administrative
   expenses.................       447       2,139    5,408    1,824    5,320
  Depreciation and
   amortization expense.....       210         197      747      195      749
                                ------     -------  -------  -------  -------
Operating loss..............      (616)     (1,905)  (6,657)  (2,117)  (6,813)
Other income, net...........        --          31      307       63      347
                                ------     -------  -------  -------  -------
Net loss....................    $ (616)    $(1,874) $(6,350) $(2,054) $(6,466)
                                ======     =======  =======  =======  =======
Basic and diluted net loss
 per share..................    $(3.51)    $(11.92) $(21.34) $ (6.46) $ (3.29)
                                ======     =======  =======  =======  =======
Weighted average common
 shares used to compute
 basic and diluted net loss
 per share..................       177         177      316      348    2,022
                                ======     =======  =======  =======  =======

                                                  December 31,
                                              --------------------  June 30,
                                              1997   1998   1999      2000
                                              ----- ------ ------- -----------
                                                                   (unaudited)
Balance Sheet Data:
Cash and cash equivalents.................... $ 700 $  695 $17,568   $27,590
Working capital..............................   635  1,296  19,546    34,832
Total assets................................. 1,077  3,284  23,422    43,821
Total debt including borrowing under
 installment loan and capitalized lease
 agreements..................................    25     55      44       553
Total shareholders' equity................... $ 818 $2,090 $21,054   $39,971

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   We derive a majority of our revenues from professional services. We provide professional services on both a time-and-materials and fixed-fee basis. For the six months ended June 30, 2000, 96% of our total revenues were professional services revenues. Upon a client's specific request, we also sell hardware and software, which we refer to as provisioning revenues. Profit margins derived from professional services have been higher than those from provisioning. For the six months ended June 30, 2000, gross profit margins for professional services and provisioning were 37% and 17%, respectively.

   Revenue is only recognized when a contract arrangement exists, services have been rendered, the fees are fixed or determinable and collectibility is reasonably assured. Provisioning revenues are recognized when equipment is delivered to a client. Revenues are recognized for time-and-materials contracts as services are provided. Revenues from fixed-fee contracts are recognized as services are provided upon the achievement of specified milestones using the percentage of completion method of accounting. Revenue is recognized on partially completed milestones in proportion to the costs incurred for that milestone and only to the extent that an irrevocable right to the revenue exists. Costs incurred under time-and-materials and fixed-fee contracts are recognized as incurred which generally is in the same period that revenue is recorded. Reimbursable expenses are not reported in revenues. For the six months ended June 30, 2000 and the year ended December 31, 1999, we derived approximately 77% and 81% of our professional services revenues from time-and-materials engagements, respectively. We believe that fixed-fee revenues will increase in the future as a percentage of total revenues as we increase sales of our productized services.

   Revenues from several large clients historically have constituted a significant portion of our total revenues in a particular quarter or year. In the six months ended June 30, 2000, Chase Manhattan Corporation and Bear Stearns accounted for 22% and 18% of our total revenues, respectively. In 1999, Crompton Corp. and Bear Stearns accounted for 18% and 11% of our total revenues, respectively. In the six months ended June 30, 2000 and 1999, our five largest clients represented 52% and 58% of our total revenues, respectively. We expect a relatively high level of client concentration to continue, although not necessarily involving the same clients from period to period.

   Costs of professional services consist of compensation and benefits for our GTP employee consultants and engineers and project-related costs that are not billable to our clients. We expect that salaries for our billable professionals will increase over time due to the intense competition in our industry for qualified individuals. Costs of provisioning consist of the cost of hardware and software sold and related shipping costs.

   Our gross profit is driven in large part by the overall utilization of professionals in billable engagements and by the average bill rates we charge our clients, both of which may vary from period to period.

   Sales and marketing expenses consist primarily of compensation and benefit costs for our sales and marketing personnel, travel expenses for our sales personnel and certain advertising and promotional expenses. We believe that continued expenditures for sales and marketing personnel and programs are required to remain competitive and to promote awareness of our brand and services. We therefore expect that these expenses will continue to increase for the foreseeable future. However, we expect these expenses to decline as a percentage of total revenues as we continue to grow our business.

   General and administrative expenses consist primarily of compensation and benefit costs and related expenses for general corporate functions, including managerial, financial, personnel, facilities and other administrative expenses. These expenses also include legal, accounting and other professional fees and expenses. We expect our general and administrative expenses will increase for the foreseeable future as we continue to hire personnel and incur expenses to build our administrative infrastructure to support the growth of our business and our operations. However, we expect these expenses to decline as a percentage of total revenues as we continue to grow our business.

   Our number of billable employees increased from 55 at December 31, 1998 to 91 at December 31, 1999 to 183 at June 30, 2000. Our total number of employees increased from 101 at December 31, 1998 to 161 at December 31, 1999 to 301 at June 30, 2000. We will continue to actively recruit billable professionals and the staff required to support their activities and we expect our total number of employees to increase in the six months ending December 31, 2000.

Results of Operations

   The following table presents for the periods indicated, our selected statements of operations data in dollars (in thousands) and as a percentage of our revenues.

                                                              Six months
                              Inception     Year ended           ended         Inception      Year  ended
                               through     December 31,        June 30,         through       December 31,
                             December 31, ----------------  ----------------  December 31, -----------------
                                 1997      1998     1999     1999     2000        1997      1998       1999
                             ------------ -------  -------  -------  -------  ------------ ------     ------
                                                              (unaudited)
Revenues:
  Professional services.....    $ 472     $ 4,252  $12,539  $ 5,383  $12,970       57 %        71 %       88 %
  Provisioning..............      357       1,776    1,656    1,031      606       43          29         12
                                -----     -------  -------  -------  -------      ---      ------     ------
    Total revenues..........      829       6,028   14,195    6,414   13,576      100         100        100
Cost of revenues (exclusive
 of depreciation and
 amortization expense shown
 separately below):
  Professional services.....      306       2,473    7,704    3,271    8,186       65(1)       58(1)      61(1)
  Provisioning..............      308       1,362    1,259      801      504       86(2)       77(2)      76(2)
                                -----     -------  -------  -------  -------
    Total cost of revenues..      614       3,835    8,963    4,072    8,690       74          64         63
                                -----     -------  -------  -------  -------
Gross profit:
  Professional services.....      166       1,779    4,835    2,112    4,784       35(1)       42(1)      39(1)
  Provisioning..............       49         414      397      230      102       14(2)       23(2)      24(2)
                                -----     -------  -------  -------  -------
    Total gross profit......      215       2,193    5,232    2,342    4,886       26          36         37
Expenses:
  Sales and marketing
   expenses.................      174       1,762    5,734    2,440    5,630       21          29         40
  General and administrative
   expenses.................      447       2,139    5,408    1,824    5,320       54          35         38
  Depreciation and
   amortization expense.....      210         197      747      195      749       25           3          5
Other income, net...........      --           31      307       63      347       --           1          2
                                -----     -------  -------  -------  -------      ---      ------     ------
Net loss....................    $(616)    $(1,874) $(6,350) $(2,054) $(6,466)     (74)%       (30)%      (44)%
                                =====     =======  =======  =======  =======      ===      ======     ======
                                  Six months
                                    ended
                                   June 30,
                             -------------------
                                1999      2000
                             --------- ---------
Revenues:
  Professional services.....    84 %      96 %
  Provisioning..............    16         4
                             --------- ---------
    Total revenues..........   100       100
Cost of revenues (exclusive
 of depreciation and
 amortization expense shown
 separately below):
  Professional services.....    61(1)     63(1)
  Provisioning..............    78(2)     83(2)
    Total cost of revenues..    63        64
Gross profit:
  Professional services.....    39(1)     37(1)
  Provisioning..............    22(2)     17(2)
    Total gross profit......    37        36
Expenses:
  Sales and marketing
   expenses.................    38        42
  General and administrative
   expenses.................    29        39
  Depreciation and
   amortization expense.....     3         6
Other income, net...........     1         3
                             --------- ---------
Net loss....................   (32)%     (48)%
                             ========= =========

--------
(1) Percentage of professional services revenues
(2) Percentage of provisioning revenues

Six Months Ended June 30, 1999 and June 30, 2000

   Revenues

   Total revenues increased $7.2 million, or 112%, to $13.6 million for the six months ended June 30, 2000 from $6.4 million for the six months ended June 30, 1999. Revenues from professional services increased $7.6 million, or 141%, to $13.0 million for the six months ended June 30, 2000 from $5.4 million for the six months ended June 30, 1999. The increase in professional services revenues was the result of an increase in the number of active clients, which led to an increase in both the number of professional services projects and the number of billable professionals engaged in those projects.

   The increase in total revenues for the six months ended June 30, 2000 was partially offset by a $425,000 decrease in provisioning revenues as compared to the six months ended June 30, 1999. Provisioning revenues decreased 41% to $606,000 for the six months ended June 30, 2000 from $1.0 million for the six months ended June 30, 1999. This decrease was the result of our decision to provide hardware and software resale services only upon a client's specific request and in connection with a professional services project.

   Cost of Revenues

   Cost of revenues for professional services increased 150% to $8.2 million for the six months ended June 30, 2000 from $3.3 million for the six months ended June 30, 1999. As a percentage of professional services revenues, cost of professional services increased to 63% for the six months ended June 30, 2000 from 61% for the six months ended June 30, 1999. The increase in cost of revenues for professional services was primarily due to the hiring of additional consultants and engineers and their corresponding compensation and benefits. We strive to hire in advance of new projects to ensure that we have the resources required to respond quickly to our clients' needs.

   Cost of provisioning revenues decreased 37% to $504,000 for the six months ended June 30, 2000 from $801,000 for the six months ended June 30, 1999. This decrease in cost of provisioning revenues was primarily due to the corresponding reduction in provisioning sales. As a percentage of provisioning revenues, cost of provisioning increased to 83% in the six months ended June 30, 2000 from 78% in the six months ended June 30, 1999.

   Sales and Marketing Expenses

   Sales and marketing expenses increased 131% to $5.6 million in the six months ended June 30, 2000 from $2.4 million in the six months ended June 30, 1999. This increase was primarily attributable to a $1.3 million increase in compensation and benefits for additional staff and a $1.1 million increase in sales commissions earned as a result of increased revenue. As a percentage of revenues, sales and marketing expenses increased to 42% in the six months ended June 30, 2000 from 38% in the six months ended June 30, 1999.

   General and Administrative Expenses

   General and administrative expenses increased 192% to $5.3 million in the six months ended June 30, 2000 from $1.8 million in the six months ended June 30, 1999. As a percentage of revenues, general and administrative expenses increased to 39% for the six months ended June 30, 2000 from 29% for the six months ended June 30, 1999. General and administrative expenses increased both in absolute dollars and as a percentage of revenues primarily as a result of increases in our personnel, consulting and recruiting costs to support the growth of our business.

   Depreciation and Amortization Expense

   Depreciation and amortization expense consists of depreciation of property and equipment and amortization of goodwill. Depreciation and amortization expense increased 285% to $749,000 for the six months ended June 30, 2000 from $195,000 in the six months ended June 30, 1999. This increase was primarily attributable to the depreciation associated with property and equipment purchases necessary to support our growth and the amortization of goodwill related to acquisitions during 2000.

   Other Income, Net

   Other income, net increased 455% to $347,000 for the six months ended June 30, 2000 from $63,000 in the six months ended June 30, 1999. This increase was primarily attributable to interest earned on the investment of proceeds received from the issuance of series E preferred stock sold in the third and fourth quarter of 1999 and the first quarter of 2000.

   Income Taxes

   We did not incur any current U.S. Federal or State income tax provision for any period presented because we have experienced operating losses since inception. Utilization of our net operating loss carryforwards, which begin to expire in 2002, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986. Due to the uncertainty regarding our ability to utilize this deferred asset, we have recorded a valuation allowance to offset this asset.

Years Ended December 31, 1998 and 1999

   Revenues

   Total revenues increased $8.2 million, or 135%, to $14.2 million in 1999 from $6.0 million in 1998. Revenues from professional services increased $8.3 million, or 195%, to $12.5 million in 1999 from $4.3 million in 1998. The increase in professional services revenues was the result of an increase in the number of active clients, which led to an increase in both the number of professional services projects and the number of billable professionals engaged in those projects.

   The increase in total revenues in 1999 was offset in part by a $120,000 decrease in provisioning revenues as compared to the prior period. Provisioning revenues decreased 7% to $1.7 million in 1999 from $1.8 million in 1998. This decrease was the result of our decision to provide hardware and software resale services only upon a client's specific request and in connection with a professional services project.

   Cost of Revenues

   Cost of revenues for professional services increased 211% to $7.7 million in 1999 from $2.5 million in 1998. As a percentage of professional services revenues, cost of professional services increased to 61% in 1999 from 58% in 1998. The increase in cost of revenues for professional services was primarily due to the hiring of additional consultants and engineers and their corresponding compensation and benefits. We strive to hire in advance of new projects to ensure that we have the resources required to respond quickly to our clients' needs.

   Cost of provisioning revenues decreased 8% to $1.3 million in 1999 from $1.4 million in 1998. This decrease in cost of provisioning revenues was primarily due to the corresponding reduction in provisioning sales. As a percentage of provisioning revenues, cost of provisioning decreased to 76% in 1999 from 77% in 1998.

   Sales and Marketing Expenses

   Sales and marketing expenses increased 225% to $5.7 million in 1999 from $1.8 million in 1998. This increase was primarily attributable to a $2.0 million increase in compensation and benefits for additional staff and a $1.0 million increase in sales commissions earned as a result of increased revenues. As a percentage of revenues, sales and marketing expenses increased to 40% in 1999 from 29% in 1998.

   General and Administrative Expenses

   General and administrative expenses increased 153% to $5.4 million in 1999 from $2.1 million in 1998. General and administrative expenses increased primarily as a result of increases in our personnel, facilities and recruiting costs to support the growth of our business. As a percentage of revenues, general and administrative expenses increased to 38% in 1999 from 35% in 1998.

   Depreciation and Amortization Expense

   Depreciation and amortization expense increased 280% to $747,000 in 1999 from $197,000 in 1998. This increase was primarily attributable to the depreciation associated with property and equipment purchases in 1999 that were necessary to support our growth. Additionally, in conjunction with upgrading our computer systems, we recorded a charge of $207,000 in 1999 to reduce the carrying amount of certain computer software assets that are to be disposed of to zero.

   Other Income, Net

   Other income, net increased 891% to $307,000 in 1999 from $31,000 in 1998. This increase was primarily attributable to interest earned on the investment of proceeds received from the issuance of series D preferred stock and series E preferred stock sold during 1999.

Inception (March 14, 1997) through December 31, 1997 and Year Ended December 31, 1998

   Revenues

   Total revenues increased $5.2 million, or 627%, to $6.0 million in 1998 from $829,000 in the period from inception through December 31, 1997. Revenues from professional services increased $3.8 million, or 801%, to $4.3 million in 1998 from $472,000 in the period from inception through December 31, 1997. The increase was primarily the result of an increase in the number of professional services projects combined with an increase in the size of these projects.

   Provisioning revenues increased $1.4 million, or 397%, to $1.8 million in 1998 from $357,000 in the period from inception through December 31, 1997. This increase was primarily attributable to an increase in both the number of clients to whom we provided hardware and software resale services and the number of projects with related hardware and software requirements. As a percentage of revenues, provisioning revenues accounted for 29% of our revenues in 1998 and 43% of our revenues for the period from inception through December 31, 1997. This decrease was the result of our decision to provide hardware and software resale services only upon a client's specific request and in connection with a professional services project.

   Cost of Revenues

   Cost of revenues for professional services increased 709% to $2.5 million in 1998 from $306,000 in the period from inception through December 31, 1997. The increase in cost of revenues for professional services was primarily attributable to the hiring of consultants and engineers and their corresponding compensation and benefits. As a percentage of professional services revenues, these costs decreased to 58% in 1998 from 65% for the period from inception through December 31, 1997.

   The cost of provisioning revenues increased 342% to $1.4 million in 1998 from $308,000 in the period from inception through December 31, 1997. The increase in provisioning costs was a result of increases in product sales. As a percentage of provisioning revenues, these costs decreased to 77% in 1998 from 86% from inception through December 31, 1997.

   Sales and Marketing Expenses

   Sales and marketing expenses increased 909% to $1.8 million in 1998 from $174,000 in the period from inception through December 31, 1997. The increase was primarily attributable to a $1.2 million increase in compensation and benefits for additional sales personnel and an increase of approximately $330,000 in sales commissions earned as a result of increased revenues. As a percentage of revenues, sales and marketing expenses increased to 29% in 1998 from 21% in the period from inception through December 31, 1997.

   General and Administrative Expenses

   General and administrative expenses increased 379% to $2.1 million in 1998 from $447,000 in the period from inception through December 31, 1997. General and administrative expenses increased as a result of increases in personnel, facilities and recruiting expenses. As a percentage of revenues, general and administrative expenses decreased to 35% in 1998 from 54% in the period from inception through December 31, 1997.

   Depreciation and Amortization Expense

   Depreciation and amortization expense decreased 7% to $197,000 in 1998 from $210,000 in the period from inception through December 31, 1997. Depreciation and amortization decreased primarily as a result of a $101,000 decrease in the amortization of goodwill. This decrease in goodwill was primarily attributable to the value of a customer list acquired and substantially amortized in 1997. This decrease was partially offset by the depreciation associated with purchases of capital equipment in 1998 necessary to support our growth.

   Other Income, Net

   Other income, net increased to $31,000 in 1998. There was no net interest income from inception to December 31, 1997. This increase was primarily attributable to interest earned on the investment of proceeds received from the issuance of series C preferred stock sold during 1998.

Quarterly Results of Operations

   The following table presents our unaudited quarterly data for the six quarters ending June 30, 2000. We derived these data from our unaudited consolidated interim financial statements, and, in our opinion, these data include all necessary adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial results for the periods presented. Our quarterly operating results have varied significantly in the past and will continue to vary in the future due to a number of factors including, but not limited to, the number, size and scope of engagements, unanticipated delays, deferrals or cancellation of significant engagements, unanticipated changes in the scope of major engagements, utilization rates, realized hourly billing rates and general economic conditions. Accordingly, our results for any given quarter or series of quarters are not necessarily indicative of our results that may be expected for any future period. However, our quarterly operating results may represent trends that aid in understanding our business.

                                              Quarter Ended
                          ---------------------------------------------------------
                          Mar. 31, June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,
                            1999     1999      1999      1999      2000      2000
                          -------- --------  --------- --------  --------  --------
                                              (in thousands)
Statement of Operations:
Revenues:
  Professional
   services.............   $2,490  $ 2,893    $ 3,596  $ 3,560   $ 4,688   $ 8,282
  Provisioning..........      458      573        415      210       315       291
                           ------  -------    -------  -------   -------   -------
    Total revenues......    2,948    3,466      4,011    3,770     5,003     8,573
                           ------  -------    -------  -------   -------   -------
Cost of revenues
 (exclusive of
 depreciation and
 amortization expense
 shown separately
 below):
  Professional
   services.............    1,448    1,823      2,157    2,276     3,013     5,173
  Provisioning..........      360      441        310      148       272       232
                           ------  -------    -------  -------   -------   -------
    Total cost of
     revenues...........    1,808    2,264      2,467    2,424     3,285     5,405
                           ------  -------    -------  -------   -------   -------
Gross profit:
  Professional
   services.............    1,042    1,070      1,439    1,284     1,675     3,109
  Provisioning..........       98      132        105       62        43        59
                           ------  -------    -------  -------   -------   -------
    Total gross profit..    1,140    1,202      1,544    1,346     1,718     3,168
Expenses:
  Sales and marketing
   expenses.............    1,152    1,288      1,460    1,834     2,416     3,214
  General and
   administrative
   expenses.............      901      923      1,633    1,951     2,252     3,068
  Depreciation and
   amortization
   expense..............       77      118        146      406       268       481
Other income, net.......       13       50         63      181       231       116
                           ------  -------    -------  -------   -------   -------
Net loss................   $ (977) $(1,077)   $(1,632) $(2,664)  $(2,987)  $(3,479)
                           ======  =======    =======  =======   =======   =======

   We experienced continued growth in total revenue in each of the six quarters ended June 30, 2000, except in the quarter ended December 31, 1999. Professional services revenues followed this trend with a slight decrease in the quarter ended December 31, 1999. This decrease was primarily the result of a delay in the start of new projects as clients approached the year 2000 with caution. During this expected delay, we implemented a new, scalable business model, which also affected the utilization rate of our billable professionals for the quarter ended December 31, 1999. Over the past six quarters, provisioning revenues as a percentage of total revenues have decreased. This decrease as a percentage of total revenues was the result of our decision to provide hardware and software resale services only upon a client's specific request and in connection with a professional services project. Gross profit increased in each of the six quarters ended June 30, 2000 except in the quarter ended December 31, 1999 which was impacted by the lower utilization of billable professionals and our continued hiring of billable professionals in advance of new projects. Both sales and marketing and general and administrative expenses increased in each of the last six quarters as we continued to add personnel, systems and infrastructure to support the growth of our business and operations.

Liquidity and Capital Resources

   Since inception in 1997, we have financed our operations through the issuance of preferred stock, raising a total of $52.9 million through June 30, 2000, net of issuance costs. As of June 30, 2000, we had $27.6 million in cash and cash equivalents.

   Net cash used in operating activities was $10.2 million in the six months ended June 30, 2000, $7.0 million in 1999, $2.4 million in 1998 and $374,000 for the period from inception through December 31, 1997. For the six months ended June 30, 2000, net cash used in operating activities resulted primarily from net losses for the period and increases in accounts receivable, advances and other current assets, partially offset by an increase in accrued expenses. For the periods 1999, 1998 and 1997, net cash used in operating activities resulted primarily from net losses for the periods and increases in accounts receivable, partially offset by increases in accounts payable and accrued expenses.

   Net cash used in investing activities was $3.0 million for the six months ended June 30, 2000, which was due to the purchase of property and equipment and business acquisitions. Net cash used in investing activities was $1.5 million in 1999, $817,000 in 1998, and $59,000 in 1997, primarily due to the purchase of property and equipment.

   Net cash provided by financing activities was $23.2 million for the six months ended June 30, 2000. In the six months ended June 30, 2000, we raised net proceeds of $23.3 million from the sale of 428,000 shares and 3.8 million shares, respectively, of series E and series F preferred stock, and repaid a loan in the amount of $750,000. The remaining net cash provided by financing of $694,000 resulted primarily from the exercise of employee stock options. In 1999, we raised net proceeds of $25.3 million from the sale of 5.2 million shares and 9.8 million shares of series D preferred stock and series E preferred stock, respectively. Cash provided by financing activities was $3.2 million in 1998. In 1998, we raised net proceeds of $3.1 million from the sale of 4.2 million shares of series C preferred stock. Net cash provided by financing activities was $1.1 million in 1997. In 1997, we raised net proceeds of $1.1 million from the issuance of 4.1 million shares and 5.7 million shares of series A preferred stock and series B preferred stock, respectively. Immediately prior to the completion of this offering, each preferred share will convert into one common share.

   During the six months ended December 31, 2000, we anticipate spending between $3.0 million and $4.0 million in capital expenditures as a result of expenditures to be incurred in opening new branch offices, upgrading our computer systems and enhancing our networking lab.

   At our current rate of expenditure, we believe that our current cash and cash equivalents will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. We believe our current cash and cash equivalents, combined with the proceeds of this offering, will allow us to grow our business substantially. To the extent we require additional funds to support our operations or the expansion of our business, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock. The terms of any debt securities could impose restrictions on our operations. If additional funds are raised through the issuance of additional equity or convertible securities, our stockholders could suffer dilution. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), SFAS 133 establishes new accounting and reporting standards for derivatives and hedging activities. SFAS 133 will require GTP to measure all derivatives at fair value and to recognize derivative contracts in the balance sheet as an asset or liability, depending on GTP's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS 137 that deferred the effective date of adoption of SFAS 133. This was followed in June 2000 by the issuance of Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," ("SFAS 138") which amends SFAS 133. GTP will adopt SFAS 133 and SFAS 138 effective January 1, 2001. GTP does not expect the adoption of this standard to have a material effect on our consolidated results of operations or financial position.

Quantitative and Qualitative Disclosure About Market Risk

   We have no derivative financial instruments in our cash and cash equivalents and investments. We invest our cash and cash equivalents in short term, investment-grade securities. We anticipate investing the net proceeds from this offering in similar investment-grade securities pending their use as described in this prospectus. Our transactions are conducted and all our accounts are denominated in United States dollars. As a result, we are not exposed to foreign currency risk. However, we plan to open additional locations in Europe in 2000. We will account for those operations by applying Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation" ("SFAS 52"). In accordance with SFAS 52, the assets, liabilities and operations of those locations will be measured using the functional currency of those operations. These locations may expose GTP to fluctuations in exchange rates that could affect our results of operations. We intend to monitor and manage the impact of fluctuations in exchange rates. We do not have any current borrowings that require us to repay a variable interest rate and are therefore not currently exposed to market risk from changes in interest rates.

                                    BUSINESS

Overview

   GTP is a leading network infrastructure consulting and engineering company. We design, build and manage complex networks that utilize advanced Internet protocol, electro/optical and other sophisticated technologies. Our clients are service providers such as UUNET, a Worldcom Company, Global 2000 enterprises such as Bear Stearns, Chase Manhattan Corporation and Time Warner Inc., and select Internet companies such as Priceline.com.

   GTP commenced operations on May 1, 1997 and at July 31, 2000 employed 329 people, of which 200 were billable professionals. Our corporate headquarters are in White Plains, New York and we have employees in 19 additional locations in the United States and in London. In 1999, we generated $14.2 million in revenue. For the six months ended June 30, 2000, we generated $13.6 million in revenue, compared with $6.4 million in revenue for the six months ended June 30, 1999.

Industry Background

   Several factors are converging to drive an accelerating demand for network infrastructure consulting and engineering services. These factors include:

  .  the migration of business processes to an electronic infrastructure;

  .  the growth of Internet traffic and the need for additional bandwidth;

  . the advent of technologies such as advanced IP routing, electro/optical routing and switching and optical transmission and wireless communications;

  . the increased complexity of network design, implementation and management; and

  . the scarcity of qualified network infrastructure consultants and engineers to design, build and maintain these networks.

   The tremendous recent growth of e-business has created an escalating demand for complex, sophisticated and reliable networks. Today, network infrastructures are competitive necessities as companies increasingly transact business, communicate and operate electronically. Applications and initiatives that use network infrastructures have become a major focus for Global 2000 enterprises and service providers. Forrester Research, an independent research firm, projects that all forms of e-business activities in the United States will grow from $406 billion in 2000 to $2.7 trillion in 2004, a compound annual growth rate of 61%.

   Data-intensive and e-business applications are consuming an increasing amount of bandwidth and generating an increasing amount of network traffic. RHK, Inc., a leading market research and consulting firm, projects that data traffic across communications networks will grow from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. To cope with this traffic escalation, service providers and enterprises are enhancing and expanding their existing network infrastructures with advanced IP routing, electro/optical routing and switching and other sophisticated technologies such as optical transmission and wireless communications. In 1998 alone, service providers purchased $65 billion of electrical/optical transmission equipment and electrical switching equipment, according to RHK.

   The complexity of these technologies is making the design, deployment and maintenance of network infrastructures increasingly challenging both for enterprises who seek to achieve their e-business initiatives, and for service providers who seek to increase their bandwidth capacity. The implementation of this equipment and the maintenance of these network infrastructures requires sophisticated technological skills and focused expertise. These skills are in short supply, and developing or recruiting this expertise internally represents a significant challenge for many organizations. In addition, many companies are increasingly focusing on their core business competencies and outsourcing functions considered to be outside of their main business, such as network operations.

   For these reasons, International Data Corporation anticipates that there will be increasing demand for network consulting and engineering firms that focus on providing sophisticated network consulting services. According to IDC, the worldwide market for network consulting and integration services will grow from $15.5 billion in 1999 to $32.8 billion in 2004. We believe that to effectively address the demand for network consulting services, organizations must focus on the expertise required by complex technologies. Neither management consulting firms nor applications development companies can effectively address the assessment, design, implementation and management requirements presented by the network infrastructures of service providers and enterprises.

   We believe that there are a limited number of professional services companies that specialize in network consulting and engineering. Large information technology services companies provide a broad range of services, including strategic guidance for technology investment, enterprise business solution development, e-commerce applications and supply-chain management. Other service providers are affiliated with a particular technology or product. Management consulting firms provide e-business strategy services, but typically do not provide engineering expertise to implement the required network infrastructures. Finally, Internet professional services groups provide technology strategy consulting, operational process applications and systems, and application development, but typically do not focus on developing the enabling network infrastructures. We believe that a significant opportunity exists for a vendor-neutral service provider such as GTP that delivers complex network infrastructure solutions to enterprise clients and service providers.

The Greenwich Technology Partners Solution

   We provide consulting and engineering services to enable the design, deployment and management of our clients' complex network infrastructures. The key distinguishing elements of our solution include:

   Strategic Relationship with Juniper Networks, Inc. GTP has entered into a strategic and equity relationship with Juniper Networks. As provided in our Professional Alliance Agreement with Juniper Networks, GTP will be a premier provider of professional services and shall retain the highest level professional services affiliation available with Juniper. GTP has the right to receive advance access to Juniper technology, which allows GTP to introduce service offerings in advance of competitors who do not have advanced access to Juniper technology.

   Technology Expertise. The cornerstone of our service offerings is our expertise in complex network technologies, including the routing protocols and technologies used in service provider networks such as border gateway protocol, or BGP, open shortest path first, or OSPF, and

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

multiprotocol label switching, or MPLS. This expertise enables us to deliver sophisticated network design, integration and management services. Our commitment to maintaining technology expertise is reflected in our investment in attracting and retaining experienced, highly skilled professionals. We have seasoned professionals that possess in-depth knowledge in a variety of advanced networking technologies, extensive field experience and the leading industry certifications and credentials. In addition, the engineers in our practice groups are skilled in the service provider and wireless industries. On average, our billable professionals have more than nine years of relevant technology experience. We enhance the abilities of our professionals by providing them with ongoing training and with the opportunity to work with the latest developments in network technology.

   Focus on Integrated Network Infrastructure. As network consultants and engineers, we focus on the design, implementation, management, performance and security of our clients' network infrastructures. We believe that our focus on network infrastructure enables us to provide complex solutions to our clients. Additionally, our focus enables us to forge a unique brand identity that enhances our firm's ability to establish new client relationships, attract talented professionals and provide differentiated service.

   Technical Alliances. We have technical alliances with industry-leading developers of network equipment and software, including technical alliances with Cisco Systems, Foundry Networks, F5 Networks, NetScout Systems and Micromuse. Through these relationships we have preferred access to training, equipment and information on advances in our alliance partners' respective technologies. These relationships also provide us with customer leads and accelerated access into new client accounts.

   Integrated Service Offering. We have organized our consultants and engineers into seven practice areas:

  . internetworking;
  . security;
  . directory services;
  . convergence;
  . systems engineering;
  . performance management; and
  . network management.

Given the complex nature of our clients' network infrastructures, we often provide customized solutions that draw upon a number of our practice areas. Our organizational framework is designed to balance in-depth expertise in a given practice area with the ability to provide an integrated solution. We offer our clients multi-disciplinary teams of consultants and engineers to address the most complex and sophisticated networking requirements in an integrated and cost-effective fashion.

   Objective Approach. As an independent consulting firm, we provide our clients with objective, vendor-neutral recommendations. We are committed to delivering optimal technology solutions within the context of our clients' strategic business objectives, technology requirements and existing network infrastructures. In order to ensure the continued ability to deliver leading technologies to our clients, we continually evaluate new technologies and enhance our service offerings in response to new market developments.


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

   Proprietary GTP NetValue Methodology. Our proprietary NetValue methodology structures our client engagements and service delivery process. GTP NetValue leverages the collective experience of our consultants and engineers, and distills their knowledge into best practices that ensure consistent, predictable, high-quality results. We believe that optimization of network infrastructures is an ongoing process that continues throughout the lifecycle of network technologies. As shown in the figure below, we initiate each engagement by assessing a client's needs and reviewing its existing operating environment. We then translate the client's business objectives into technology strategies, and plan and design the enabling network infrastructures. We work with our clients to deploy our recommended design improvements with their existing infrastructures and to manage the performance of their networks. We manage the entire delivery cycle and provide quality assurance and post-project assessment.

                                   [GRAPHIC]

Strategy

   Our goals are to become recognized as the leading provider of network infrastructure consulting and engineering services and to increase the strength of our relationships with existing enterprise and service provider clients. We have adopted the following strategies to become integral to the development and ongoing implementation of our enterprise clients' network enabled e-business objectives and our service provider clients' connectivity, managed hosting and application-platform services:

   Enhance our Technological Expertise. We will continue to enhance our technological expertise to serve our clients better. Through the coursework and laboratory facilities provided by GTP University, we will continue the training and education of our professionals in leading-edge technologies such as:

  . core Internet routing technologies, including such protocols and technologies as BGP, OSPF and MPLS;

  .  Optical and electro/optical routing and switching transmission;


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

  . Wireless communications, including wireless application protocol, or WAP, which is used to deliver wireless data services; and

  . Voice and data convergence technologies, such as session initiation protocol, or SIP, which is used for IP telephony applications in service provider networks.

  GTP University includes a state-of-the-art laboratory in which we maintain advanced networking technologies for our professionals to use for training and certification purposes. We also have developed technical alliances with developers of equipment and software through which our professionals can become certified experts in industry designations. In addition, we are investing resources in our knowledge management systems to leverage the collective experience of our professionals by promoting knowledge capture and transfer.

   Continue to Strengthen our Service Offerings. We will continue to expand our portfolio of service offerings in response to technological developments. For example, we recently enhanced our service offerings to include our directory services and voice/data convergence capabilities. We continue to develop new productized service offerings, which are pre-defined, fixed-fee engagements. In addition, in April 2000, we hired an experienced Chief Technology Officer to enhance our efforts in analyzing the evolving technologies and issues relating to infrastructure services and engineering. We believe that our investment in expanding our practice areas improves our ability to help our clients optimize the performance and maximize the utility of their networks.

   Attract and Retain Experienced Professionals and Expand Recruiting
Efforts. We will continue to focus on attracting and retaining experienced and talented network technology professionals. Through the coursework and hands-on laboratory training offered by our GTP University, we regularly provide our professionals with the opportunity to work with cutting-edge technologies such as BGP, OSPF, MPLS, SIP and WAP. We also offer the opportunity to work on challenging and high-profile projects. Our compensation packages are competitive and include equity participation for all employees. As of July 31, 2000, our recruiting team consisted of 13 full-time employees. We will continue to expand our recruiting efforts.

   Expand Geographically. We intend to expand our presence in our current markets and to enter new domestic and international markets. Our decentralized model, under which business development and technical management professionals have responsibility for the sales, operations and profitability of one or more business units, facilitates this expansion. We have employees in 20 locations in the United States and London. Since many of our clients are large, geographically diverse businesses, we will continue to review opportunities to enter new markets in response to our clients' needs.

   Leverage our Strategic Relationship with Juniper Networks and our Technical Alliances. We will continue to leverage our strategic relationship with Juniper Networks to pursue joint engagements and marketing opportunities, particularly in the service provider market. GTP has both a strategic and an equity relationship with Juniper Networks. We also will continue to leverage our technical alliances with Cisco Systems, Foundry Networks, F5 Networks, NetScout Systems and Micromuse in order to further expand our client base and technology leadership. In addition, we believe a significant opportunity exists for our services in the emerging optical networking and wireless communications sectors and we intend to continue to enter alliances with leading vendors in these sectors.


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

   Leverage our Advisory Board Relationships. We intend to leverage our advisory board members' technological expertise and industry relationships. Our advisory board members are senior executives and representatives of leading technology companies, service providers and telecommunications companies. The advisory board consists of two committees: a technology committee and a business and corporate development committee. The technology committee provides GTP with advice on technology and service offerings, and the business and corporate development committee provides advice on client leads and corporate development.

   Increase Brand Visibility. We intend to raise GTP's profile and recognition as a leader in network infrastructure consulting and engineering. Our professionals speak regularly at industry conferences, host seminars and publish articles in leading trade and business publications. We have established a public relations program consisting of media relations and targeted communications to the professionals in our proprietary database. In addition, we have established co-marketing campaigns with several of our technical alliance partners. Finally, we promote our NetValue methodology as a standard, replicable approach to achieve our clients' objectives.

Strategic Relationship with Juniper Networks

   GTP has both a strategic and an equity relationship with Juniper Networks, an Internet infrastructure solutions provider to telecommunications and Internet service providers. As provided in our Professional Alliance Agreement with Juniper Networks, GTP will be a premier provider of professional services and shall retain the highest level professional services affiliation available with Juniper. Juniper Networks invested $10 million in GTP's series F preferred stock in June of 2000. GTP and Juniper expect to work closely to pursue joint engagements and engage in lead sharing and joint marketing opportunities. GTP also has the right to receive advance access to Juniper technology, which allows GTP to introduce service offerings for these technologies in advance of competitors that do not have advanced access to Juniper technology. This advanced access will also allow GTP engineers and consultants to maintain their leading expertise in complex network technology. Juniper has two representatives on GTP's advisory board.

Technical Alliances

   Our service offerings are enhanced through technical alliances with network equipment and software manufacturers. These technical alliances help us to maintain design and integration leadership in network infrastructures. We define technical alliances as mutually beneficial relationships between ourselves and other organizations that include mutual investments of resources such as training and certifications. Significant benefits we derive from our technical alliances include enhanced expertise with leading-edge products, valuable technical certifications, an increased ability to deploy end-to-end solutions, greater name recognition in the marketplace and enhanced lead generation.

   We undertake a comprehensive review of potential technical alliance partners before entering into a technical alliance. We target partners that have leading-edge technology, are aligned with GTP core competencies, have products that require substantial professional services and can provide us access to new client engagements. Some of our technical alliance partners in the internetworking area

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

include Cisco Systems, Foundry Networks and F5 Networks, and in the network and performance management area, include NetScout Systems and Micromuse.

Our Consulting and Engineering Services

   GTP's network consulting and engineering services focus exclusively on our clients' infrastructure needs. Infrastructure consists of the network technologies that support and enable enterprise applications and service provider data transport. Our consulting and engineering services are organized into seven practice areas: internetworking, security, directory services, convergence, systems engineering, performance management and network management.


                             Our Core Competencies

                                   [GRAPHIC]

                                    NetWork
                                Infrastructure

-------------------------------------------------------------------------------

                            Performance Management

-------------------------------------------------------------------------------

Internetworking
                 Security
                           Directory Services
                                               Convergence
                                                            Systems Engineering

-------------------------------------------------------------------------------
                              Network Management
-------------------------------------------------------------------------------


Internetworking

   GTP's internetworking practice focuses on the design and implementation of high-performance networks for service providers and enterprises. Our consultants and engineers use hardware and software to interconnect multiple, geographically distributed networks into large, uniform data communications systems. Our professionals use their specialized technical skills and relevant industry experience to address the challenges associated with building, integrating and operating heterogeneous infrastructures. Our internetworking practice includes the following professional services offerings:

  . Internet backbone design--the design and implementation of service provider networks using core routing protocols and optical technology, including BGP, OSPF and MPLS

  . Hosting facility architecture--the design and building of robust, scalable internetworks for hosting providers and ASPs


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

  . Network infrastructure design--the assessment, design and implementation of network-enabled distributed computing environments and communications systems using routing, switching and wireless technologies

  . Remote access--the design and implementation of secure, high-performance remote access and virtual private network solutions for our clients and their geographically distributed employees, business associates and supply-chain partners

Security

   GTP's security practice provides organizations with security technology and processes which enable them to mitigate the risk to corporate resources and data. By balancing business needs with security technology, we enable our clients to make clear, informed decisions regarding the protection of their valuable resources and reputation. Our security practice includes the following professional services offerings:

  . Security policies, standards and guidelines--the assessment of the level of risk to our clients' networks and the promulgation of rules and standards for the security techniques and programs to be deployed

  . Perimeter security--the design, deployment and validation of perimeter security controls for wireless and landline networks, including firewalls, intrusion detection systems and virtual private networks, or VPNs, for the protection of corporate resources from unauthorized users

  . Remote access VPNs--the design of VPNs to securely connect users to specific computing resources

  . Web access controls--the creation of centrally administered tools and policies to control access to Web servers

  . Public key infrastructures--the design, administration and management of the cryptographic keys and identification certificates used to identify users, applications and network devices

  . Security event management--the analysis of all attempted intrusions to maintain and strengthen security

Directory Services

   GTP's directory services practice area enables clients to more effectively control and manage information access. GTP's directory services practice area provides customers with design, implementation and management services for their directories. A major focus of this practice is tying complex e-business applications and systems into a central directory strategy, which simplifies and reduces the cost of administration while easing access to e-business systems by clients, alliance partners and employees. Our directory services practice includes the following professional services offerings:

  . Directory structure and design--the creation of a detailed definition of network elements, users and resources, their key attributes and their relationships to each other

  . Directory-based application integration--the integration of critical applications such as messaging, groupware and web services into selected directories

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

  . Network impact assessment--the assessment of current and planned network infrastructure, including network operating systems to support the new directory design

  . Policy and procedure definition--the definition of individual users and groups to access information and resources

  . Security integration--the integration of security infrastructure, such as public key infrastructure certificates, VPN and firewall access, authentication and single sign-on with network resources

Convergence

   GTP's convergence practice focuses on the design and implementation of unified communications solutions. Unified communications create a centralized management system for multiple message types and reduce message overload. Unified communications also provide value to mobile employees by establishing access to all types of messages, including voicemail, fax and e-mail across both wired and wireless networks. Our convergence practice includes the following professional services offerings:

  . Unified communications assessment--the evaluation of a client's wired and wireless communications environment to determine the modifications required to enable the client to implement a wireless communications solution

  . Voice and data infrastructure assessment--the evaluation of a client's voice and data infrastructure to determine the modifications required to enable the client to implement a unified communications scheme

  . Messaging integration--the integration of existing voicemail, e-mail and fax solutions into an integrated communications framework

  . Unified communications design and deployment--the creation of a complete unified communication solution including voicemail, e-mail and fax solutions.

Systems Engineering

   GTP's systems engineering practice area provides comprehensive design and integration services to increase the robustness and reliability of our clients' distributed computing environments. Our systems engineering practice includes the following professional services offerings:

  . Data and storage management--the addressing of data availability and integrity issues, including storage area networks and disaster prevention and recovery programs

  . Data processing architecture--the deployment of operating platforms, application hosting, load balancing and server clusters to ensure high availability

  . Systems infrastructure engineering--the translation of system availability and scalability requirements into hardware and software specifications, and the integration of web and application server systems into new or existing environments

  . Systems administration--the creation of formal operating policies and procedures with a focus on technical issues such as addressing and domain management

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

  . Thin client enterprise solutions--the reduction of administrative costs and the improvement of networked application performance

Performance Management

   GTP's performance management practice focuses on maintaining optimal application performance across wireless and landline networks. We use sophisticated tools and techniques to gather, organize and warehouse network data. The data and tools then are used for a number of related performance analysis applications, including capacity planning and network simulation modeling. Our performance management practice includes the following professional services offerings:

  . Capacity planning--the analysis of new systems under heavy traffic to determine the resources required to achieve target response times for estimated user populations

  . Response-time monitoring--the design and implementation of tools to measure application response time across multiple networks and systems

  . Application analysis--the establishment of the operational performance parameters of the current network infrastructure to use as a benchmark to evaluate the impact of changes to the network, particularly those involving additional investment

  . Performance monitoring systems development--the creation of a comprehensive view of application performance by deploying customized performance analysis tools and techniques

  . Network economics--the reduction of costs and the improvement of voice and data networks through the renegotiation of agreements with service providers and the redesigning of networks

Network Management

   GTP's network management practice encompasses the operation, monitoring, maintenance and measurement of large-scale, highly complex landline and wireless networks. We design and implement network management systems that provide network traffic control, data collection, analysis and reporting services. These systems translate network data into useable information that enables our clients to manage their networks proactively. We institute processes that allow clients to identify, isolate, resolve and prevent network failures. Our network management practice includes the following professional services offerings:

  . Instrumentation and monitoring--the design and implementation of solutions to collect, store and analyze network traffic data

  . Configuration management--the creation of the processes needed to store, update, distribute and document network device configurations

  . Fault management--the detection, diagnosis and correction of network performance degradation and failure resulting from hardware or software issues

  . Change management--the planning, tracking and documentation of changes to the network infrastructure and associated management systems


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

  . Accounting management--the measurement of network traffic, the collection and storage of data and the analysis of bandwidth utilization which enable the client to allocate costs based on usage

  . Policy management--defining the rules governing how different types of traffic should be prioritized and accommodated on the network

Productized Services

   We have formulated standardized service offerings to address commonly recurring network infrastructure needs. These productized services are distinguished by pre-defined delivery and pricing structures that are replicable across a wide variety of industries. Our productized services offer our business development executives an opportunity to market an easily understood, fixed-fee project to potential clients. Furthermore, our productized services can be priced based on the value offered to the client, rather than on the cost of providing the service. Our productized services currently consist of:

Internetwork Assessment

   This productized solution involves an evaluation of the client's existing network topology, including: wide area network and local area network environments, naming, addressing, routing, switching, performance, capacity, connectivity, redundancy and management considerations. The report we generate from our assessment enables the client to understand the performance and reliability of the network, provides specific recommendations for network improvements and analyzes the benefits that can be achieved through the recommended improvements.

Security Assessment

   This assessment analyzes the security controls on clients' Internet-visible networks, including network devices, firewalls, applications and servers, and documents vulnerabilities to external Internet-based assaults and intrusions. In addition, our report explains how these vulnerabilities expose the client to service interruptions and financial risks. We provide a prioritized set of recommendations for reducing or eliminating identified vulnerabilities.

Virtual Chief Information Officer

   Through our Virtual CIO service offering, a team of senior professionals provides high-level strategic advice to help a client utilize network-based technologies to leverage its existing competencies and business model. After thoroughly analyzing the client's operating processes and legacy technology assets, the Virtual CIO uses our proprietary GTP NetValue methodology to develop solutions to meet the client's e-business objectives. The Virtual CIO then manages the implementation of these recommendations, often employing GTP expertise and resources.

Usage-Based Cost Recovery

   This service utilizes sophisticated hardware and software to generate individual user bills that accurately reflect the utilization of network resources. Our report details how, when, where, why and by whom network resources are consumed. We collaborate with our clients to create an internal

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

billing policy for the allocation of costs associated with providing network bandwidth and application services consistent with the client's business objectives, ultimately producing usage-based bills for each user on the network.

Thin-Client Enterprise Solution

   Ensuring that application software is correctly configured, inventoried, licensed and secured has become a logistical challenge that consumes an increasing amount of our clients' information technology resources. In addition, many client/server-based applications have not been optimized for utilization across distributed networks. Our thin-client enterprise solution redesigns our clients' system architecture to provide centralized application services and management. This centralization reduces administrative costs and challenges and improves application performance on the remote access network.

Voice-Enhanced Messaging

   With this offering, GTP integrates voice and fax message-handling capabilities into a client's e-mail platform. Once implemented, users can log into an e-mail system and receive e-mail, voicemail and faxes. Similarly, users can log into voicemail and get access to e-mail and faxes through a telephone.

Clients

   At June 30, 2000, we had active engagements with 139 clients. During the six months ended June 30, 2000, Chase Manhattan Corporation and Bear Stearns accounted for 22% and 18% of our total revenues. In 1999, Crompton Corp. and Bear Stearns accounted for 18% and 11% of our total revenues, respectively, and in 1998, Unilever and Crompton Corp. accounted for 39% and 14% of our total revenues, respectively. During the six months ended June 30, 2000, our five largest clients represented 52% of our total revenues and in 1999 and 1998, our five largest clients represented 51% and 68% of our total revenues, respectively. Our clients include:

                                                      Phillips Publishing
  AIG International,         ESPN, Inc.               Priceline.com, Inc.
  Inc.                       FleetBoston Financial    SempraEnergy Trading
  Bear Stearns Companies      Corp.                   Sony Corporation
  Bristol-Myers Squibb       GTECH Holdings           Starwood
   Company                    Corporation             St. John's University
  Chase Manhattan            Guardian Life            Telemedia Accelerator
   Corporation                Insurance Company of    Time Warner, Inc.
  Cisco Systems, Inc.         America                 Unilever PLC
  The CIT Group, Inc.        HomeRuns.com, Inc.       University of
  Citizens Banking Corp.     LivePerson, Inc.          Connecticut Health
  Citizens                   Maimonides Medical        Systems
   Communications Co.        Center                   UUNET Technologies,
  Crompton Corp.             Micromuse, Inc.           Inc.,
  Credit Suisse First        McKinsey & Company        a Worldcom Company
  Boston                     MCI Worldcom, Inc.       Washington Post
  Dayton Hudson Corp.        NASDAQ Stock Market,      Company
  Dow Jones & Company,        Inc.                    Wit SoundView Group,
  Inc.                       NetScout Systems, Inc.    Inc.


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

Representative Case Studies

A Large Financial Services Company

   Challenge: A large financial services company was alerted to possible discrepancies between its security policies and current best practices, which could have resulted in unauthorized access to the client's network.

   Solution: A team of GTP security experts utilized our productized security assessment to analyze the client's security environment. We assessed the client's policies and guidelines for its network infrastructure and compared them to the actual network configurations. We analyzed internal and external detection systems, and evaluated escalation and contingency planning procedures. As a result of this analysis, our security team compiled a report detailing our findings, identifying methods to improve the client's procedural, operational, organizational, physical and technical plan. Additionally, this report identified and prioritized recommended remediation procedures.

   Result: We provided a full risk assessment and quantified the potential impact on the client's business. Following this analysis, GTP implemented the recommended policy changes and reconfigured the client's network to improve its security.

Chase Manhattan Corporation

   Challenge: Chase Capital Partners, an affiliate of Chase Manhattan Corporation, wanted to review its overall technology strategy and improve its technology investment decision process.

   Solution: We are providing Chase with a team of senior professionals as a Virtual CIO in order to develop Chase's technology strategy. To date, our Virtual CIO has delivered strategic advice in three key areas: determining technology investment procedures, overseeing the automation of backoffice business processes and designing and implementing an extranet to link Chase's employees, partners and investors.

   Result: To date, we have accomplished a number of objectives in this role, including designing a new system architecture to consolidate Chase's backoffice data. We continue to work on a number of ongoing projects for Chase.

UUNET Technologies, Inc., a Worldcom Company

   Challenge: UUNET, an Internet service provider, was concerned about traffic congestion on its network due to the exceptional growth in demand for bandwidth. GTP assisted UUNET in meeting its network growth plans to ensure the highest levels of service to its current and prospective clients.

   Solution: A team of GTPs internetworking experts provided UUNET's internal Technical Assistance Center with remedies that both addressed the immediate tactical concerns and were consistent with long-term planning and service strategies. GTP professionals continue to offer technical assessments of UUNET's complex and dynamic network environment, and provide expert recommendations using in-depth knowledge of protocols, systems, internetworking techniques, network management tools, networking devices, traffic engineering and advanced hardware and software technologies.

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

   Result: GTP rapidly provided significant improvement plans for service quality and structural relief from anticipated bandwidth constraints.

GTP University

   To attract and retain our consultants and engineers, we have created a laboratory, a professional development program and a knowledge management system that we collectively call GTP University. GTP University enables us to effectively respond to our clients' and alliance partners' needs for consultants and engineers trained in particular technologies, such as Internet backbone routing, optical networking and wireless communication. GTP University currently consists of three components:

   Laboratory. Our distributed, networked laboratory enables our consultants and engineers to obtain hands-on training on technologies that enhance their knowledge and skills. It also provides a forum for developing problem solving skills and exploring cutting-edge technologies, including BGP, OSPF and MPLS. The laboratory enables us to test complex scenarios before deploying them at client sites. We believe the laboratory helps us to attract potential clients and to recruit talented engineers. Our main laboratory is in White Plains, New York and remote access provides hands-on expertise to consultants and engineers who are onsite at client engagements or otherwise working remotely.

   Professional Development Programs. We have developed training programs that provide career development and technical education for our consultants and engineers. These programs assist with recruiting and retention and enable us to fulfill the demand from our alliance partners and clients for engineers with specific skills. These programs rely on a mix of in-house and vendor-provided training and enable our consultants and engineers to obtain expertise and industry recognized certifications. We also offer peer-to-peer programs, on-site workshops and study groups that enable information exchange within a practice area.

   Knowledge Management Systems. We have created online forums through which our engineers and consultants can hold discussions and exchange technical information. This information is archived and enables our consultants, engineers and project managers to capture and share our client and project experiences.

Recruiting

   As of July 31, 2000, our recruiting team consisted of 13 full-time professionals, nine of which were dedicated recruiters and four of which were management and administrative personnel. Since January 1, 2000, we have recruited and hired 168 employees. In addition to our direct recruiting efforts, we have developed an internal referral program for existing employees, a network of fee-based external agencies, and an Internet recruiting strategy. From January 1, 2000 to July 31, 2000 31% of our new hires have come from the internal referral program. We seek to hire experienced and highly talented consultants and engineers that possess in-depth knowledge in a wide variety of advanced networking technologies, extensive field experience and the leading industry certifications and credentials. On average, our billable professionals have more than nine years of relevant technology experience.

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

Corporate Infrastructure and Systems

   As of June 30, 2000, our administrative personnel located at our White Plains headquarters consisted of 44 full-time professionals in the following departments: accounting, finance, human resources, legal affairs, facilities and information systems. These departments are headed by experienced professionals and are responsible for administrative processes and the support of our recruiting and professional service departments in the tracking, control and management of our business activities. In addition to the professionals in these departments, we have invested in accounting and operations management applications and systems to provide operating data and reports, assist with timely accounting for our engagements and operations and to manage the assets of the company. We are committed to building a scalable infrastructure to ensure that our ability to deliver consistent, quality services to our clients will not be compromised as we grow. We will continue to invest in developing our back office support functions, including a professional services application providing broader and improved functionality, a human resources application and a financial reporting package. These investments are aimed at leveraging the experience of our administrative staff and reducing the marginal cost of our support services.

Sales and Marketing

   As of July 31, 2000, our sales team consisted of 19 full-time professionals focused on pursuing service providers and Global 2000 enterprises. We are continuing to expand our sales staff as we open new locations and intensify our efforts toward particular industries. To support our direct sales efforts, we have invested in, and will continue to invest in, a wide range of training, sales and lead generation, sales tracking and contact management tools. Additionally, we support our direct sales efforts with telemarketing campaigns to identify new business opportunities in new markets. We complement our direct sales efforts with indirect sales, leads generated by our technical alliance partners, our clients and our advisory board.

   As of July 31, 2000, we had a marketing team of four full time professionals. Our marketing team focuses on three primary areas: internal and external communications, strategic marketing and relationship marketing. This team built and maintains a proprietary database of professionals to whom we target communications about our business and our industry. Our marketing team also focuses on ongoing public relations initiatives targeted at industry and general business publications. We conduct focused network technology seminars for industry constituents and we participate in a wide range of technology events.

Competition

   The technology consulting industry is comprised of many participants, is highly competitive and is subject to rapid technological change. Many of our competitors or potential competitors have greater name recognition, longer operating histories, more relationships with large and established clients and greater financial, technical and managerial resources. Furthermore, we expect that our competitors may in the future form alliances with other technology vendors, which may give them an advantage in managing networks that use that vendor's equipment.

   We believe that our most direct competitors are other network consulting and engineering companies. Other competitors include large information technology services firms and affiliates or product or technology firms. Potential competitors include Internet professional services firms if they decide to extend their capabilities in this area. In addition, most of our current clients and prospective clients have internal information technology departments and, if they are able to attract and retain qualified personnel, could choose to satisfy their network management needs through internal resources rather than by outsourcing them to third-party service providers such as ourselves. The decision by clients or prospective clients to rely on their own information technology departments could have a material adverse effect on our business, results of operations and financial condition. Moreover, as the domestic and global markets for infrastructure consulting and engineering services continues to grow, we expect to face competition from new entrants.

   We believe that the principal competitive factors in the infrastructure consulting and engineering market are the quality and breadth of services offered, the ability to attract and retain qualified personnel, a focus on providing infrastructure consulting and engineering services, price and reliability of services provided and the strength of client relationships. We believe we compete favorably with respect to all of these factors.

Proprietary Rights

   We regard our trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark law and trade secret protection and confidentiality and/or license and other agreements with our employees, clients, alliance partners and others to protect our intellectual property rights. However, we do not have any patents or patent applications pending or any registered copyrights, and existing trade secret and trademark laws afford us only limited protection. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are also uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

Employees

   At July 31, 2000 we had a total of 329 employees of whom 200 were billable professionals. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider relations with our employees to be satisfactory. Competition for qualified personnel in our industry is intense. We believe that we will need to continue to attract, hire and retain qualified personnel to be successful in the future.

Government Regulation

   In general, existing laws and regulations apply to transactions and other activities on the Internet. The precise applicability of these laws and regulations to the Internet is sometimes uncertain, since the vast majority of these laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, in the United States numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is likely that new laws and regulations may be enacted with respect to the Internet and e-commerce, covering issues such as user privacy, freedom of expression, advertising and marketing, spam laws, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may adversely impact the growth of Internet use, thereby negatively affecting our business.

   The European Union and its member states have promulgated privacy regulations. The European Union Directive on the Protection of Personal Data, which became effective in October 1998, promotes electronic commerce by establishing a stable framework to ensure both a high level of protection for private individuals and the free movement of personal data within the European Union. The EU and the U.S. Department of Commerce have been seeking an agreement under which the privacy policies of American businesses may be deemed to be adequate under the EU Directive. Until an agreement is formally adopted by the Department of Commerce, the EU has informally agreed to a moratorium on enforcement of the EU Directive against U.S. businesses. The EU Directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in European Union Member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. Although we did not have revenues from outside of the United States in the six month period ended June 30, 2000, this could adversely affect our ability to expand our sales efforts into Europe.

   A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. This legislation could ultimately be enacted into law or this legislation could contain a limited time period in which this tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, legislation could be renewed at the end of this period. Failure to enact or renew this legislation could allow various states to impose taxes on electronic commerce, and the imposition of these taxes could impair the growth of commerce on the Internet and, as a result, adversely affect our business.

Locations

   We currently lease approximately 29,400 square feet of space at our headquarters in White Plains, New York. We also lease office space in Andover, MA; Atlanta, GA; Chantilly, VA; Chicago, IL; Columbia, MD; Irving, TX; East Berlin, CT; Los Angeles, CA; New York City, NY; Parsippany, NJ; and Whippany, NJ.

   We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

Legal Proceedings

   We are not presently a party to any material legal proceedings.

                                   MANAGEMENT

   The following table contains information about the directors and executive officers of Greenwich Technology Partners.

Name                             Age                       Position
----                             ---                       --------
Joseph P. Beninati.............   36 Chief Executive Officer, President and Chairman of
                                     the Board
Dennis M. Goett................   52 Senior Vice President, Chief Financial Officer and
                                     Director
Richard Haverly................   51 Senior Vice President Professional Services
Johna Till Johnson.............   35 Senior Vice President and Chief Technology Officer
John Stopper...................   47 Senior Vice President Business Development
Ronald V. Davis(2).............   53 Director
Edmund A. Hajim(1).............   64 Director
Jonathan R. Lynch(1)(2)........   33 Director
William Jefferson Marshall(2)..   45 Director
David H.W. Turner(1)...........   41 Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Joseph P. Beninati founded Greenwich Technology Partners in May 1997 and has served as Chief Executive Officer, President and Chairman of the Board since that time. From 1992 through 1995, Mr. Beninati was at Telos Corporation, a large technical services government contractor, where he served initially as Chief Financial Officer from February 1992 through December 1993 and as Chairman of the Board from January 1994 to January 1995. In February 1995, Mr. Beninati co-founded Antares Investment Partners. Mr. Beninati has a B.A. from Middlebury College.

   Dennis M. Goett has been Senior Vice President, Chief Financial Officer and a director of GTP since December 1998. From February 1996 until February 1998, Mr. Goett served as Chief Financial Officer of Claremont Technology Group, an information technology services firm. Since February 1998, Mr. Goett has been the sole shareholder and until May 2000 was the President of CrossRoads Strategy Group, Inc., a private consulting services firm. Since February 1999, Mr. Goett has not devoted any of his business time to CrossRoads. In 1989, Mr. Goett founded Gabriel Partners, a financial and management consulting company, and served as its President until January 1996. Mr. Goett has a B.A. from Fordham University.

   Richard Haverly joined GTP in January 2000 as Senior Vice President Operations and became Senior Vice President Professional Services in June 2000. Before joining GTP, Mr. Haverly was a Partner at Andersen Consulting from September 1980 until November 1999. Mr. Haverly joined Andersen Consulting in 1970 and, in addition to his duties as a Partner, served as a Quality Assurance Partner for various engagements starting in 1991. Mr. Haverly has a B.S. from Rensselaer Polytechnic Institute.

   Johna Till Johnson has served as Senior Vice President and Chief Technology Officer since April 2000. From September 1996 through March 2000, Ms. Johnson served as Vice President and Director of the Global Networking Strategy Service of META Group, Inc., a technology advisory firm. From 1990 until September 1996, Ms. Johnson served in various capacities at Data Communications Magazine, most recently as Senior Technology Editor, where she oversaw the lab testing program. Ms. Johnson has a B.S. in electrical engineering and computer science from The John Hopkins University and performed graduate work at the University of Rochester.

   John Stopper has served as Senior Vice President Business Development since June 2000 and from August 1999 until May 2000, as Senior Vice President Sales and Marketing. Prior to joining GTP, Mr. Stopper served from September 1997 until June 1999 as a vice president and member of the worldwide management board of James Martin & Company, an IT consulting firm. Prior to that time, Mr. Stopper founded the eastern division of Paranet, a network consulting firm, where he served as Division Manager from June 1995 until September 1997. Mr. Stopper has a B.A. from Wheeling Jesuit University and has performed graduate work at the University of Bridgeport.

   Ronald V. Davis has served as a director since December 1997. Mr. Davis has served as the Chairman of Davis Capital, L.L.C., an investment firm, since January 1994. Mr. Davis served as a President of Reid Plastics from December 1998 until July 1999, and has served as Chairman of the Executive Committee of Consolidated Container Corporation since July 1999. Previously, Mr. Davis founded the Perrier Group of America and served as its Chief Executive Officer from October 1979 until January 1994. Mr. Davis is a member of the board of directors of Celestial Seasonings and Consolidated Container Company. Mr. Davis has a B.A. from California State University, Fullerton and an M.B.A. from the University of Southern California.

   Edmund A. Hajim has served as a director since October 1998. He has served as Chairman and Chief Executive Officer of ING Furman Selz Asset Management, a division of ING Group, since July 1998. In addition, Mr. Hajim was Co-Chairman of ING Barings, Americas Region, from December 1997 until February 1999. From October 1983 until December 1997, he served as Chairman and Chief Executive Officer of Furman Selz LLC. Mr. Hajim is also a director of Tosco Corporation. Mr. Hajim has a B.S. from the University of Rochester and an M.B.A. with distinction from the Harvard Business School.

   Jonathan R. Lynch has served as a director since September 1999. He has served as a Principal at Chase Capital Partners, a private equity fund, since January 1997 and oversees the Information Technology Services Practice. Prior to becoming a Principal, Mr. Lynch was an associate at Chase from August 1993 until January 1997. He has a B.S. from Georgetown University and an M.B.A. from the Harvard Business School.

   William Jefferson Marshall has served as a director since February 1999. He has served as a Partner of VantagePoint Venture Partners, a venture capital firm, since January 1998 and as a Senior Advisor to VantagePoint from January 1996 until December 1997. Prior to that time, he served as Senior Managing Director, Chief Technology Officer and head of the Communications Technologies Group at Bear Stearns from 1985 until 1996. Mr. Marshall has a B.S. from New York University and completed the Harvard Management Program.

   David H.W. Turner has served as a director since March 2000. He has served as the Executive Vice President of Reuters America Holdings, Inc. since January 1995 and as the Chief Financial Officer of Reuterspace since January 2000. From January 1999 until December 1999, Mr. Turner served as the Commercial Director for Reuters Information. Mr. Turner also served as the Chief Financial Officer for Reuters America from January 1996 to January 1999. Mr. Turner has a B.Sc. with Honors, from Saint Andrews University in Scotland.

Composition of the Board

   Prior to the closing of this offering, we intend to file a revised certificate of incorporation pursuant to which our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors has resolved that William Jefferson Marshall and Ronald V. Davis will be Class I Directors whose terms expire at the 2001 annual meeting of stockholders, Dennis M. Goett and Edmund A. Hajim will be Class II Directors whose terms expire at the 2002 annual meeting of stockholders and Joseph P. Beninati, David H.W. Turner and Jonathan R. Lynch will be Class III Directors whose terms expire at the 2003 annual meeting of stockholders.

Board Committees

   The Audit Committee of the board of directors will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. Messrs. Turner, Hajim and Lynch are members of the Audit Committee.

   The board of directors has a Compensation Committee consisting of Messrs. Marshall, Lynch and Davis. The Compensation Committee was created in August 1999. The Compensation Committee will recommend, review and oversee the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee will also administer our compensation plans.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Greenwich Technology Partners' board of directors or Compensation Committee.

Director Compensation

   Directors who are also employees of GTP receive no additional compensation for their services as directors. Directors who are not employees of GTP will not receive a fee for attendance at meetings of the board of directors or committees of the board of directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Pursuant to our 2000 Stock Option and Incentive Plan, non-employee directors will be granted an option to purchase 25,000 shares of common stock upon initial election to the board of directors, and an option to purchase 10,000 shares of common stock upon each subsequent re-election to the board of directors. The options will vest quarterly over two years and the exercise prices will equal the fair market value of the common stock at the time of grant.

Advisory Board

   GTP has created an advisory board. The advisory board consists of two committees: a technology committee and a business and corporate development committee. The technology committee provides GTP with advice on technology and service offerings, and the business and corporate development committee provides advice on client leads and corporate development. The board of directors appoints new members to the advisory board and grants the new members options to purchase shares of common stock. The option grants vest based on the individual member's attendance at advisory board meetings. The current members of the advisory board are:

Technology Committee

  .  David Beckemeyer, Chief Technology Officer, Earthlink, Inc.

  . Kevin Boyne, Chief Operating Officer, UUNET Technologies, Inc., a Worldcom Company

  . Robert Garbarino, Senior Managing Director, Information Technology Group, Bear Stearns & Co. Inc.

  . Clint Heiden, President, Onlineofficesupplies.com; former executive of UUNET Technologies, Inc., a Worldcom Company

  . Donald Henderson, Managing Director, Information Technology Group, Bear Stearns & Co. Inc.

  . John Jendricks, Chief Information Officer and Vice President Business Development, Juniper Networks, Inc.

  .  William LaPerch, Executive Vice President, MetroMedia Fiber Network

  . Richard Liebhaber, Director of Qwest Communications International, Inc.; former Chief Technology Officer, MCI Worldcom, Inc.

  .  Daniel Lockwood, Sr. Manager of Professional Services, Juniper Networks,
     Inc.

  .  Kevin McGilloway, CIO and Managing Director, Lehman Brothers, Inc.

  .  Woody Shackleton, Vice President, North American Sales, Foundry
     Networks, Inc.

  .  Pablo Tapia, President and Founder, Apogee Networks, Inc.

  . Paul Weinstein, Partner, Azure Partners; former Institutional Investor ranked equity research analyst in the communications/network industry

Business and Corporate Development Committee

  . Graham Albutt, President of Reuters Trading Systems, Reuters America Holdings Inc.

  .  Greg Berger, President and CEO of Colin Services, Inc.

  .  James P. Cabrera, Managing Partner, Antares Investment Partners

  .  Joseph A. Cabrera, Executive Managing Director, Insignia/ESG, Inc.

  .  Anthony M. Carvette, President, StructureTone Inc.

  .  Jeffrey G. Dishner, Managing Director, Starwood Capital Group, L.L.C.

  .  Ross Finegan, Partner, Chase Capital Partners, London

  .  Pieter Hooft, Partner, Chase Capital Partners, London

  .  Brent Jones, Partner, University Ventures; former All-Pro San Francisco
     49er

  .  Stephen B. Siegel, Chairman and CEO, Insignia/ESG, Inc.

Employment Agreements and Severance Arrangements

   On December 9, 1997, GTP entered into an employment agreement with Joseph P. Beninati, GTP's Chief Executive Officer, President and Chairman. The initial term of the agreement extends until December 31, 2002. The agreement will renew automatically every year thereafter, unless GTP or Mr. Beninati gives notice of termination ninety days prior to the end of the initial term or ninety days prior to the end of any other successive yearly term. In addition, this employment agreement will terminate automatically if GTP sells substantially all of its assets, consolidates or merges with another company, dissolves or liquidates, or upon the public offering of common stock at a price of at least $5.00 per share and gross proceeds to GTP of at least $10.0 million. The agreement provides for the payment of salary and of bonuses as GTP may determine from time to time. The agreement contains a covenant by Mr. Beninati not to compete with GTP during his employment with us or for three years after his employment with us ends. GTP may increase Mr. Beninati's annual salary. At February 1, 2000, Mr. Beninati's annual salary was $270,000. The employment agreement provides for other benefits to Mr. Beninati including the payment of finance payments for an automobile Mr. Beninati uses. The employment agreement does not contain severance provisions.

   On December 1, 1998, GTP and Dennis M. Goett, GTP's Senior Vice President and Chief Financial Officer entered into an employment letter providing for the terms of Mr. Goett's employment with GTP at a salary of $100,000 for the first year and $200,000 for the second year. Thereafter, Mr. Goett's salary will be increased by a percentage equal to the consumer price index for the New York metropolitan area. At February 1, 1999, Mr. Goett's annual salary was $200,000. Mr. Goett's employment letter also provides for reimbursement for car expenses and participation in a bonus plan. Mr. Goett's employment letter also provides that he will be entitled to receive three months of salary and benefits if his employment with GTP is terminated without cause. In connection with his employment, Mr. Goett was issued options to purchase 500,000 shares of common stock on December 1, 1998 that will vest over a period ending on December 1, 2001. The corresponding stock option agreement provides that any unvested options will vest in full upon the acquisition or initial public offering of GTP or in the event GTP terminates Mr. Goett without cause. In addition, any unvested shares vest in full upon the termination, resignation or any other event resulting in Mr. Beninati no longer holding the full-time position of Chief Executive Officer of GTP. Mr. Goett's employment letter also states that GTP will issue immediately exercisable options to purchase up to 33,333 shares of common stock on each of the first three anniversaries of his employment. Mr. Goett has received additional stock option awards since December 1, 1998. The employment letter also contains a covenant by Mr. Goett not to compete with GTP during his employment and for a period of one year after his employment with GTP ends.

   On October 1, 1999, GTP and John Stopper, GTP's then Senior Vice President Sales and Marketing, entered into an employment letter providing for the terms of Mr. Stopper's employment with GTP at an initial salary of $150,000. At February 1, 2000, Mr. Stopper's annual salary was $150,000. Mr. Stopper's employment letter also provides for participation in a bonus plan. In connection with his employment, Mr. Stopper was granted options to purchase 168,600 shares of common stock. In addition, in 2000 Mr. Stopper also received 112,400 options to purchase shares of common stock. If, following a change of control of GTP, Mr. Stopper is terminated without cause within twelve months of starting his employment with GTP, options to purchase 70,250 shares of common stock will automatically vest and, in any event, at least 25% of the options granted to Mr.

Stopper will vest. If, following a change in control, Mr. Stopper is terminated without cause within six months of starting his employment, he will be entitled to six months' severance pay; if he has been with GTP between six and twelve months, he will be entitled to nine months' severance pay; and, if he has been with GTP over twelve months, he will be entitled to twelve months' severance pay. The employment letter also contains a covenant by Mr. Stopper not to compete with GTP during his employment and for a period of one year after his employment with GTP ends.

   On January 26, 2000, GTP and Richard Haverly, GTP's then Senior Vice President Operations, entered into an employment letter providing for the terms of Mr. Haverly's employment with GTP at an initial base salary of $150,000. Mr. Haverly's employment letter provides for a car allowance and participation in a bonus plan. Mr. Haverly also was granted options to purchase up to 300,000 shares of common stock. Pursuant to Mr. Haverly's employment letter, if his employment with GTP is terminated without cause or if Mr. Haverly cannot continue his employment due to his death or permanent disability prior to his first anniversary of employment with GTP, 25% of his options automatically will vest. The employment letter contains a covenant by Mr. Haverly not to compete with GTP during his employment and for a period of one year after his employment with GTP ends. Prior to, but in anticipation of, Mr. Haverly's employment with GTP, GTP allowed Mr. Haverly to purchase 100,000 shares of its series E preferred stock at $2.11 per share.

   On March 13, 2000, GTP and Johna Till Johnson, GTP's Senior Vice President and Chief Technology Officer, entered into an employment letter providing for the terms of Ms. Johnson's employment with GTP at an initial base salary of $150,000. Ms. Johnson will receive a yearly bonus of $12,500 with an additional bonus of up to $50,000 based on merit. Ms. Johnson's employment letter also provides for a computer allowance of $2,000 per year. Ms. Johnson was granted an option to purchase 125,000 shares of common stock. If Ms. Johnson's employment with GTP is terminated without cause or if Ms. Johnson resigns her position with GTP for cause prior to her first anniversary with GTP, then 25% of the options granted to her will automatically vest. The employment letter also contains a covenant by Ms. Johnson not to compete with GTP during her employment and for a period of ninety days after her employment with GTP ends.

Executive Compensation

   The following table contains information concerning all compensation paid by GTP during 1999 to our CEO and our two other most highly compensated executive officers.

                          Annual Compensation
                          --------------------
        Name and                                                                All Other
   Principal Position       Salary     Bonus   Securities Underlying Options Compensation(1)
   ------------------     ---------- --------- ----------------------------- ---------------
Joseph P. Beninati......  $  250,375 $      --             25,000                $8,748
 Chief Executive Officer
Dennis M. Goett(2)......     108,333        --            108,333                 3,356
 Chief Financial Officer
John Stopper(3).........      61,875    62,500            168,600                    --
 Senior Vice President
 Sales and Marketing

--------
(1) These amounts consist of car allowances and 401(k) plan contributions.
(2) Mr. Goett joined GTP on December 1, 1998. Mr. Goett was paid his salary and car allowance for December 1998 in February 1999.
(3) Mr. Stopper joined GTP in August of 1999 and did not receive salary prior to that date.

Option Grants in 1999

   The following table sets forth information regarding grants of stock options for the year ended December 31, 1999 to our Chief Executive Officer and to each executive officer named in the Summary Compensation Table. All options were granted pursuant to our 1997 Stock Plan. We have never granted stock appreciation rights. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 2,659,375 shares of common stock granted under our option plans.

                                    Individual Grants(1)
                         ------------------------------------------
                                                                    Potential Realizable
                                    % of Total                        Value At Assumed
                         Number of   Options                        Annual Rates of Stock
                         Securities Granted to                       Price Appreciation
                         Underlying Employees  Exercise              For Option Term(2)
                          Options   in Fiscal  Price Per Expiration ----------------------
Name                      Granted      Year      Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- -----------
Joseph P. Beninati(3)...   25,000       *        $0.30    8/24/09   $    4,750 $   12,000
Dennis M. Goett(4)......   50,000      1.9%       0.30     2/1/09        9,500     24,000
Dennis M. Goett(3)......   25,000       *         0.30    8/24/09        4,750     12,000
Dennis M. Goett(4)......   33,333      1.3        0.60    12/2/09       12,667     32,000
John Stopper(5).........  145,000      5.5        0.30    8/24/09       27,550     69,600
John Stopper(5).........   23,600       *         0.60    12/2/09        8,968     22,656

--------
 * Less than 1%.
(1) Each option represents the right to purchase one share of common stock. This table does not reflect GTP's grant of an option to purchase common stock on February 15, 2000 to Dennis Goett for 66,667 shares. 33,333 of these options vest on December 1, 2000 and 33,334 vest on December 1, 2001.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved.
(3) These options vest according to the following schedule: 12.5% of the options vest at the end of each calendar quarter over a two-year period beginning with the quarter ending on September 30, 1999.
(4) These options were immediately exercisable upon grant.
(5) These options vest according to the following schedule: 25% on the options vest August 3, 2000, with an additional 2.08% of the option grant vesting each month after that for 36 consecutive months.

Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

   The following table provides certain summary information concerning stock options held as of December 31, 1999 by each of the named executive officers. The value of unexercised in-the-money options at December 31, 1999, is based on
$     per share, the assumed fair market value of the common stock at December
31, 1999, less the exercise price of the share.

                                                    Number of Securities
                                                     Underlying Options       Value of Unexercised
                                                         Unexercised          In-the-Money Options
                           Shares                   at December 31, 1999     at December 31, 1999(1)
                         Acquired on    Value     ------------------------- -------------------------
Name                      Exercise   Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------ ----------- ------------- ----------- -------------
Joseph P. Beninati......       --        --          6,250        18,750        $            $
Dennis M. Goett.........   256,250                     --        352,083
John Stopper............       --        --            --        168,600

--------
(1) There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the
    initial public offering price $     per share, less the applicable exercise
    price per share, multiplied by the number of shares underlying such options.

Stock Option Plans

2000 Stock Option and Incentive Plan

   GTP's 2000 Stock Option and Incentive Plan was adopted by the board of
directors in August 2000 and approved by GTP's stockholders in    , 2000, to be
effective upon the closing of this offering. The 2000 Stock Option and Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, GTP. Under the 2000 Stock Option and Incentive Plan, GTP may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of GTP. A total of 6,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 2000 Stock Option and Incentive Plan after the completion of this offering. The maximum number of shares with respect to which awards may be granted to any employee under the 2000 Stock Option and Incentive Plan may not exceed 1,000,000 shares of common stock during any calendar year.

   The 2000 Stock Option and Incentive Plan is administered by the board of directors and the compensation committee. Subject to the provisions of the 2000 Stock Option and Incentive Plan, each of the board of directors and the compensation committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the board or compensation committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934. Unless otherwise permitted by the board of directors, awards are not assignable or transferable except by will or the laws of descent and distribution, and, during the participant's lifetime, may be exercised only by the participant.

   The board of directors or compensation committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2000 Stock Option and Incentive Plan, so long as the amendment, modification or termination would not materially and adversely affect the participant. The board of directors or compensation committee may also, in its sole discretion, accelerate or extend the date on which any options granted under the 2000 Stock Option and Incentive Plan may be exercised.

1997 Stock Plan

   Our 1997 Stock Plan was adopted by the board of directors and approved by our stockholders on May 1, 1997. We have authorized 10,150,000 shares of common stock for issuance under this plan. We are authorized to grant to our employees options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition, we are authorized to grant non-qualified stock option to purchase shares of common stock to employees, consultants and directors. In general, options granted pursuant to the 1997 Stock Plan are exercisable within ten years of the original grant date. The board of directors has the discretion to make each option immediately exercisable or exercisable in installments. Options are not assignable or transferable except by will or the laws of descent or distribution. As of July 31, 2000, an aggregate of 6,442,986 shares of common stock at a weighted average price of $0.73 per share were outstanding under the 1997 Stock Plan. No additional option grants will be made under the 1997 Stock Plan following this offering.

2000 Employee Stock Purchase Plan

   The 2000 Employee Stock Purchase Plan was adopted by the board of directors
in August 2000 and approved by GTP's stockholders in    , 2000, to be effective
upon the closing of this offering. The 2000 Employee Stock Purchase Plan provides for the issuance of a maximum of 850,000 shares of common stock.

   The 2000 Employee Stock Purchase Plan is administered by the Compensation Committee of the board of directors. All employees of GTP whose customary employment is for more than 20 hours per week and for more than five months in any calendar year and who have completed more than three months of employment with GTP on or before the first day of any six-month payment period are eligible to participate in the 2000 Employee Stock Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of GTP's stock immediately after the grant may not participate in the 2000 Employee Stock Purchase Plan. To participate in the 2000 Employee Stock Purchase Plan, an employee must authorize GTP to deduct an amount (not less than 1% nor more than 10% of a participant's total cash compensation) from his or her pay during six-month pay periods. The first payment period will commence following this offering or a date determined by the board of directors and will end on December 31, 2001. Thereafter, the payment periods will commence on the six-month periods commencing on July 1 and January 1, respectively, and ending on the following December 31 and June 30, respectively, of each year, but in no case will an employee be entitled to purchase more than 1,000 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent to avoid fractions of a dollar other than 1/4, 1/2 and 3/4. If an employee is not a participant on the last day of the payment period, the employee is not entitled to exercise his or her option and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 2000 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 2000 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 2000 Employee Stock Purchase Plan.

401(k) Plan

   GTP has established a tax-qualified employee savings and retirement plan. Employees must complete two months of service at GTP before they are eligible to participate on the first day of the month following completion. Employees may contribute a percentage of their pre-tax compensation and GTP may, in its discretion from year-to-year, make matching contributions to employees. Amounts matched by GTP vest over four years.

Limitation of Liability and Indemnification Matters

   GTP's amended and restated certificate of incorporation and by-laws provide that the directors and officers of GTP shall be indemnified by GTP to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of GTP. In addition, the amended and restated certificate of incorporation provides that the directors of GTP will not be personally liable for monetary damages to GTP for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to GTP or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. GTP intends to obtain insurance which insures the directors and officers of GTP against certain losses and which insures GTP against certain of its obligations to indemnify its directors and officers.

                           RELATED PARTY TRANSACTIONS

   We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

Sales of Stock and Warrants

   Series D Preferred Stock and Warrant financing. On February 1, 1999, we sold an aggregate of 5,128,205 shares of series D preferred stock for $1.17 per share for an aggregate purchase price of $6.0 million to seven accredited investors, and we issued two warrants, which are subject to vesting, to purchase up to an aggregate of 4,273,504 shares of series D preferred stock at an exercise price of $1.17 per share to two of those investors. Investors owning five percent or more of our outstanding capital stock who invested over $60,000 are as follows:

                                                                   Series D
                                                   Series D     Preferred Stock
Investor                                        Preferred Stock     Warrant
--------                                        --------------- ---------------
VantagePoint Communications Partners, LP.......    2,849,002       2,849,002
VantagePoint Venture Partners 1996, LP.........    1,424,502       1,424,502
FG-GTPD........................................      747,863             --

   FG-GTPD and four of its affiliates collectively own more than 25% of our capital stock and are collectively referred to in this prospectus as the FG II Entities.

   William Jefferson Marshall, one of our directors, is a partner of VantagePoint Partners, an affiliate of the above-referenced VantagePoint entities.

   In addition, Dennis M. Goett, one of our directors and our Senior Vice President and Chief Financial Officer was issued 85,470 shares of series D preferred stock and was paid $200,000 for consulting services provided by CrossRoads Strategy Group, Inc. to GTP in connection with GTP's series D preferred stock financing. The fees under the consulting agreement consisted of a percentage of the proceeds and a percentage of the shares sold in the series D preferred stock financing. The agreement was terminated in February 1999.

   Series E Preferred Stock financing. GTP issued an aggregate of 10,235,188 shares of its series E preferred stock for $2.11 per share for an aggregate purchase price of $21.6 million, between September 10, 1999 and January 14, 2000. Dennis M. Goett invested over $60,000 in this financing as follows:

                                                                  Series E
Investor                                      Date of Purchase Preferred Stock
--------                                      ---------------- ---------------
Dennis M. Goett..............................     10/28/99         18,957
                                                   1/14/00         14,218
Dennis M. Goett (through IRA FBO Dennis M.
 Goett)......................................     10/28/99         28,435

   Investors owning five percent or more of our outstanding capital stock who invested over $60,000 in this financing are as follows:

                                                                   Series E
Investor                                       Date of Purchase Preferred Stock
--------                                       ---------------- ---------------
Chase Venture Capital Associates, L.P.........      9/10/99        4,739,337
                                                   10/28/99          473,933
VantagePoint Communications Partners, L.P. ...      9/10/99          947,867
                                                   10/28/99          316,114
VantagePoint Venture Partners 1996, L.P.......      9/10/99          473,934
                                                   10/28/99          157,820
FG-GTPF.......................................      9/10/99          236,967

FG-GTPF is one of the FG II Entities.

   Registration Rights. In connection with the issuance of series D preferred stock, series E preferred stock and series F preferred stock, we granted registration rights to the holders of such stock. See "Description of Capital Stock--Registration Rights."

Agreements with stockholders or their affiliates.

   GTP has entered into a Master Services Agreement with Chase Capital Partners, an affiliate of Chase Venture Capital Associates, L.P., dated September 28 1999, requiring GTP to provide information technology services to Chase. GTP also entered into a Master Agreement for consulting services with Chase Manhattan Bank, another affiliate of Chase Venture Capital Associates, L.P.

   GTP has also provided information technology consulting services to FG II, an affiliate of the FG II Entities.

   In addition, GTP has also entered into a Master Services Agreement with VantagePoint Venture Partners, an affiliate of the VantagePoint Entities, dated June 8, 1999, requiring GTP to provide information technology consulting services to VantagePoint Venture Partners.

   GTP entered into an agreement with CrossRoads Strategy Group, Inc. on October 15, 1999. The agreement provided that CrossRoads would receive cash and GTP capital stock in exchange for consulting services rendered to GTP in connection with GTP's private financing activity. GTP satisfied its commitment to CrossRoads by issuing 85,470 shares of its series D preferred stock to Dennis M. Goett, the sole shareholder of CrossRoads, and by paying CrossRoads $200,000.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered by us in this offering for:

  . each person known by us to beneficially own more than 5% of our common stock;

  . each executive officer named in the Summary Compensation Table;

  . each of our directors; and

  . all of our executive officers and directors as a group.

   Unless otherwise indicated, the address of each beneficial owner listed below is c/o Greenwich Technology Partners, Inc., 123 Main Street, White Plains, New York 10601.

   The following table gives effect to the shares of common stock issuable within 60 days of July 31, 2000 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

                                                      Percentage of Shares
                                                     Beneficially Owned(1)
                               Number of Shares  ------------------------------
Beneficial Owner              Beneficially Owned Before Offering After Offering
----------------              ------------------ --------------- --------------
Named Executive Officers and
 Directors:
Joseph P. Beninati(2).......       4,496,650          12.4%              %
Ronald V. Davis(3)..........       9,969,180          27.5
Dennis M. Goett(4)..........         746,038           2.0
Edmund A. Hajim(5)..........       9,636,180          26.6
Jonathan R. Lynch(6)........       5,228,895          14.4
William Jefferson
 Marshall(7)................       9,176,316          23.6
John Stopper................          72,870            *
David H.W. Turner(8)........          27,473            *
Other 5% Stockholders:
Chase Venture Capital
 Associates, L.P.(6)........       5,228,895          14.4
FG II Entities(9)...........       9,620,555          26.5
Persistence Partners,
 L.P.(2)....................       4,271,025          11.8
VantagePoint Entities(10)...       9,160,691          23.6
All directors and executive
 officers as a group:
 (10 persons)(11)...........      29,833,047          76.0

--------
  * Less than 1%.
 (1) Percentage of beneficial ownership is based on 36,247,074 shares of common
     stock outstanding as of July 31, 2000 and     shares of common stock
     outstanding after this offering.

 (2) Includes 200,000 shares of common stock gifted to various family trusts, 10,000 shares of common stock held by Mr. Beninati's wife and 4,271,025 shares of common stock owned by Persistence Partners, L.P. Mr. Beninati is the Chief Executive Officer and majority shareholder of JoBen Equities, LTD., the general partner of Persistence Partners, L.P. and may be deemed to be a beneficial owner of all the shares held by Persistence. Also includes 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days.
 (3) Includes 9,620,555 shares of common stock owned by the FG II Entities, as described in note 9 below, 333,000 shares of common stock owned by Mr. Davis and 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days. Mr. Davis' address is c/o of Davis Capital, L.L.C., 332 Forest Avenue, Suite 22, Laguna Beach, California 92651.
 (4) Includes 64,000 shares of common stock issued to the Dennis M. Goett Children's Irrevocable Trust as to which Mr. Goett disclaims beneficial ownership, 10,000 shares of common stock held by Mr. Goett's sister and 28,435 shares issued to an individual retirement account for the benefit of Mr. Goett. Also includes 284,027 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days.
 (5) Includes 9,620,555 shares of common stock owned by the FG II Entities, as described in note 9 below, and 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days. Mr. Hajim's address is c/o ING Furman Selz Asset Management, 230 Park Avenue, 13th Floor, New York, New York 10169.
 (6) Includes 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days. Mr. Lynch is a Principal of and may be deemed to beneficially own all of the shares held by Chase Venture Capital Associates, L.P. Mr. Lynch's address is c/o Chase Capital Partners, 1221 6th Avenue, 39th Floor, New York, New York, 10020.
 (7) Includes 9,160,691 shares of common stock owned by the VantagePoint Entities, as described in note 10 below, and 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days. Mr. Marshall's address is c/o VantagePoint Venture Partners, One Stamford Landing, Suite 201, Stamford, Connecticut 06902.
 (8) Includes 15,625 shares of common stock issuable upon the exercise of options that are currently exercisable or that are exercisable within 60 days. Mr. Turner's address is c/o Reuters American Holding Incorporated, 263 Tresser Boulevard, Stamford, Connecticut 06901.
 (9) Includes 4,000,000 shares held by FG-GTP, 4,139,999 shares held by FG-GTPC, 747,863 shares held by FG-GTPD, 495,726 shares held by FG-GTPE and 236,967 shares held by FG-GTPF. These entities are all affiliated with FG
     II. Messrs. Davis and Hajim are both members of FG II. As a result, Messrs. Davis and Hajim may be deemed to be beneficial owners of all of the shares held by the FG II Entities. The address for the FG II Entities is c/o FG II, 20 Dayton Avenue, Greenwich, Connecticut 06830.
(10) Includes 2,564,102 shares of common stock issuable upon the conversion of warrants which are currently exercisable or will be exercisable within 60 days. This number does not include any shares that the VantagePoint Entities may purchase in the offering. The VantagePoint Entities are controlled by VantagePoint Venture Partners. Mr. Marshall is a Managing Partner of VantagePoint Venture Partners and may be deemed to beneficially own all of the shares held by the VantagePoint Entities. Mr. Marshall has disclaimed beneficial ownership as to all of the shares owned by the VantagePoint Entities. The VantagePoint entities address is c/o VantagePoint Venture Partners, One Stamford Landing, Suite 201, Stamford, Connecticut 06902.
(11) Includes 426,951 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days and 2,564,102 shares of common stock issuable upon the exercise, and subsequent conversion, of warrants to purchase 2,564,102 shares of common stock which will become exercisable immediately prior to the offering.

                          DESCRIPTION OF CAPITAL STOCK

General

   The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and by-laws to be effective upon the closing of this offering are summaries and are qualified by reference to our amended and restated certificate of incorporation and by-laws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

   Upon the closing of our offering, our authorized capital stock will consist of 300,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

   As of July 31, 2000, there were 36,247,074 shares of our common stock outstanding on an as- converted basis held of record by 193 stockholders. Holders of shares of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of GTP, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued in consideration for payment, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which GTP may designate and issue in the future.

Preferred Stock

   Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. For more information, see "--Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-laws."

Options

   10,150,000 shares of our common stock are authorized for issuance under our 1997 Stock Plan, 6,000,000 shares of common stock reserved for issuance, upon exercise of stock options under our 2000 Stock Option and Incentive Plan and 850,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan. As of July 31, 2000, there were outstanding options to purchase a total of 6,442,986 shares of common stock. Since GTP intends to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into with the underwriters. For more information, see "Management--Stock Option Plans" and "Shares Eligible for Future Sale."

Warrants

   We have two outstanding warrants. The warrants entitle the respective holders the right to purchase up to 2,849,002 and 1,424,502 shares of Series D preferred stock, convertible into shares of common stock, at an exercise price of $1.17 per share. Both warrants expire on February 1, 2004. The warrants become exercisable upon the earliest to occur of (i) the completion of an initial public offering of GTP's common stock; (ii) the merger or acquisition of the company where fifty percent of the outstanding capital stock of GTP or fifty percent of the voting power in GTP is transferred; (iii) a sale or other disposition of all or substantially all of GTP's assets; and (iv) January 1, 2001. Notwithstanding the above, fifty percent of the warrants vests if an event described in (i)-(iii) above, with a value of greater than $4.68 per share, occurs prior to June 30, 2000 and sixty percent of the warrants vests if the event occurs prior to December 31, 2000, with the remaining rights pursuant to the warrants terminating.

Registration Rights

   Pursuant to the terms of a registration rights agreement, beginning six months after the closing of this offering, the holders of 21,762,966 shares of common stock and shares of common stock issuable upon the exercise of warrants to purchase common stock will be entitled to demand registration rights with respect to the registration of their shares under the Securities Act of 1933. GTP is not required to effect more than one registration pursuant to these demand registration rights. In addition, these holders will be entitled to piggyback registration rights with respect to the registration of their shares under the Securities Act of 1933, subject to various limitations. Further, at any time after GTP becomes eligible to file a registration statement on Form S-3, these holders may require us to file one or more registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of common stock. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in a registration. Generally, we are required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any shares of common stock held by security holders with registration rights would result in shares becoming freely tradeable without restriction under the Securities Act of 1933 immediately upon effectiveness of the registration.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

   Upon completion of this offering, GTP will be subject to the provisions of
Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the last three years did own, 15% or more of the corporation's voting stock.

   GTP's amended and restated certificate of incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management--Composition of the Board." In addition, GTP's amended and restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of GTP entitled to vote. Under the amended and restated certificate of incorporation, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

   The amended and restated certificate of incorporation also provides that, after the closing of this offering, any action required or permitted to be taken by the stockholders of GTP at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. The amended and restated certificate of incorporation further provides that special meetings of stockholders may only be called by the board of directors, the Chairman of the board of directors or the President of GTP. Under the restated by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to GTP. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of GTP's outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for GTP's common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of GTP, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, require a greater percentage. The amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of capital stock of GTP issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the amended and restated certificate of incorporation, and to reduce the number of authorized shares of common stock and preferred stock. The restated by-laws also may be amended or repealed by a majority vote of the board of directors subject to any limitations set forth in the restated by-laws, and amendment by stockholders of provisions described above requires the affirmative vote of the holders of at least 75% of the shares of capital stock of GTP issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, none of the currently issued shares of our common stock will be available public for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of outstanding options and warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The following table illustrates the shares eligible for sale in the public market:

   Number of Shares                             Date
   ----------------                             ----
               0    After the date of this prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k)
                    that are not subject to the 180-day lock-up
         247,566    After 90 days from the date of this prospectus, shares
                    saleable under Rule 144 or Rule 701 that are not subject to the 180-day lock-up
      31,322,561    After 180 days from the date of this prospectus, the 180-
                    day lock-up is released and these shares are saleable under
                    Rule 144 (subject, in some cases, to volume limitations),
                    Rule 144(k) or Rule 701
       4,924,513    After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet saleable under Rule 144

Lock-up Agreements

   Holders of substantially all of our outstanding shares have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus without prior written consent of Credit Suisse First Boston Corporation.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately     shares immediately after the offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise contractually restricted, "144(k)" shares may be sold immediately upon completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell the shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration Rights

   After this offering, the holders 21,762,966 shares of common stock and shares of common stock issuable upon the exercise of warrants to purchase common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For more information, see "Description of Capital Stock--Registration Rights." Once registered, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

Stock Plans

   We intend to file a registration statement under the Securities Act covering 17,000,000 shares of common stock reserved for issuance under our 1997 Stock Plan, 2000 Stock Option and Incentive Plan and 2000 Employee Stock Purchase Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.

   As of July 31, 2000, options to purchase 6,442,986 shares of common stock were outstanding. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                       MATERIAL UNITED STATES FEDERAL TAX
                  CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

General

   This section is a general discussion of the material U.S. Federal income and estate tax consequences to holders of common stock that are "non-U.S. holders." In general, you are a non-U.S. holder if you are:

  . an individual that is a nonresident alien of the U.S.;

  . a corporation organized or created under non-U.S. law;

  . an estate that is not taxable in the U.S. on its worldwide income; or

  . a trust that is either not subject to primary supervision over its administration by a U.S. Court or not subject to the control of a U.S. person with respect to substantial trust decisions.

   If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

   This discussion does not address all aspects of U.S. Federal taxation, and in particular is limited in the following ways:

  . The discussion only covers you if you hold your common stock as a capital asset (that is, for investment purposes), and if you do not have a special tax status, such as your status as an insurance company, tax-exempt organization, financial institution, broker-dealer, U.S. expatriate, or holder of our securities as part of a "straddle," "hedge" or "conversion transaction."

  . The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock.

  . The discussion is based on provisions of the United States Internal
    Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Changes in the law may change the tax treatment of holding the common stock possibly on a retroactive basis.

  . The discussion does not cover state, local or foreign law.

  . We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

   If you are considering buying common stock, we suggest that you consult your tax advisors about the United States Federal, state, local and non-U.S. income and other tax consequences of holding the common stock in your particular situation.

Distributions

   Distributions paid on the shares of common stock generally will constitute dividends for U.S. Federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. Dividends paid to you generally will be subject to United States withholding tax at a 30% rate or, if a tax treaty applies, a lower rate specified by the treaty, unless you receive the dividends in connection with a trade or business you conduct in the United States.

   Currently, withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. Federal income tax purposes. However, withholding on distributions made after December 31, 2000, may be on less than the gross amount of the distribution if the distribution exceeds a reasonable estimate of our accumulated and current earnings and profits.

   In order to claim an exemption from withholding on the ground that the dividends are effectively connected with a U.S. trade or business that you conduct in the United States, you must provide to us or our paying agent a duly completed Form 4224 or Form W-8ECI (or substitute form) certifying your exemption and comply with other applicable certification and disclosure requirements. However, dividends exempt from U.S. withholding because they are effectively connected generally are subject to U.S. Federal income tax on a net income basis at the regular graduated United States Federal income tax rates. These rules might be altered by an applicable tax treaty. You should consult your tax advisors about your entitlement, if any, to benefits under an applicable tax treaty. If you are a corporation, any effectively connected dividends received by you may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate specified by an applicable income tax treaty.

   Under current U.S. Treasury regulations, dividends paid before January 1, 2001, to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000 eliminate this presumption, subject to certain transition rules. To receive a reduced treaty rate for dividends paid to you after December 31, 2000, you must furnish to us or our paying agent a duly completed Form W-8BEN (or substitute form) certifying to your qualification for the reduced rate.

   You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

   You generally will not be subject to U.S. Federal income tax with respect to gain recognized on a sale or other disposition of the common stock unless one of the following applies:

  . If the gain is effectively connected with a trade or business you conduct in the United States (and, if a tax treaty applies, is attributable to a permanent establishment you maintain in the United States) you will, unless an applicable treaty provides otherwise, be taxed on your net gain on the sale under regular graduated U.S. Federal income tax rates. If you are a foreign corporation, you may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and you demonstrate your qualification for such rate.

  . If you are an individual and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, you will be subject to a flat 30% tax on your gain from the sale, which may be offset by certain U.S. capital losses.

  . If we are or have been a "U.S. real property holding corporation" for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held the common stock, and certain other conditions apply, you may be taxable in the U.S. on your gain from a sale of the common stock pursuant to the effectively connected rules described above. We believe that we are not currently and do not anticipate becoming a U.S. real property holding corporation for U.S. Federal income tax purposes.

Federal Estate Tax

   If you are an individual non-U.S. holder who is not a citizen or resident, as defined for U.S. Federal estate tax purposes, common stock held by you at the time of your death will be included in your gross estate for U.S. Federal estate tax purposes, and may be subject to U.S. Federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

   We generally must report annually to the IRS the amount of dividends paid to you and the tax withheld with respect to the dividends. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in your country of residence.

   Under some circumstances, U.S. Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, backup withholding and information reporting requirements generally will not apply to dividends paid before January 1, 2001 to a non-U.S. holder at an address outside the United States. For dividends paid after December 31, 2000, however, a non-U.S. holder of common stock that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   As a general matter, information reporting and backup withholding will not apply to a payment to you by or through a foreign office of a foreign broker of the proceeds of a sale of common stock effected outside the U.S. However, information reporting requirements, but currently not backup withholding, generally will apply to a payment by or through a foreign office of a broker of such proceeds if the broker:

  . is a U.S. person for U.S. Federal income tax purposes;

  . is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

  . is a "controlled foreign corporation" as defined in the Code; or

  . is a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

   Information reporting requirements will not apply to the payment of the proceeds of the sale of common stock in the above cases if the broker has documentary evidence in its records that you are a non-U.S. holder and certain conditions are met or you otherwise establish an exemption. Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker in the above cases unless certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Payment of the proceeds of a sale of common stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you certify to the payor in the manner required as to your non-U.S. status under penalties of perjury or otherwise establish an exemption.

   Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against your U.S. Federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the IRS.

   The foregoing discussion is only a summary of the material U.S. Federal income and estate tax consequences of the ownership, sale or other disposition of common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of common stock, including the effect of any state, local, foreign or other tax laws and any applicable income or estate tax treaties.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated    , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, First Union Securities, Inc., ING Barings LLC and PaineWebber Incorporated are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number
             Underwriter                                              of Shares
             -----------                                              ---------
   Credit Suisse First Boston Corporation............................
   First Union Securities, Inc.......................................
   ING Barings LLC...................................................
   PaineWebber Incorporated .........................................
                                                                         ---
     Total...........................................................
                                                                         ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to      additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid by
 us.....................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our officers and directors and holders of substantially all of our outstanding stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or other such securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale at the initial public offering price
up to     shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "GTPI".

   Credit Suisse First Boston Venture Fund I, L.P. purchased 236,987 shares of our series E preferred stock in a private placement on September 10, 1999. Credit Suisse First Boston Corporation is a limited partner of the Credit Suisse First Boston Venture Fund I, L.P.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include the following:

  . the information included in this prospectus and otherwise available to the representatives;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  .  the prospects for our future earnings;

  . the present stage of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing share in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short position.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Testa, Hurwitz & Thibeault, LLP, using the name High Street Investors 2000, and attorneys at the firm hold in the aggregate 70,631 shares common stock. Cravath, Swaine & Moore, New York, New York, has represented the underwriters in this offering.

                                    EXPERTS

   The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules), under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in that registration statement. For further information about Greenwich Technology Partners and the shares of common stock to be sold in the offering, please refer to this registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1.

   You may read and copy all or any portion of the registration statement or any other information Greenwich Technology Partners files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., room 1200, Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Greenwich Technology Partners' Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's web site (http://www.sec.gov). As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

   We intend to furnish our stockholders annual reports containing audited financial statements and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited financial information.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................. F-2
Balance Sheets as of December 31, 1998 and 1999 and June 30, 2000
 (unaudited).............................................................. F-3
Statements of Operations for the period from inception (March 14, 1997)
 through December 31, 1997, for the years ended December 31, 1998 and
 December 31, 1999 and for the six months ended
 June 30, 1999 and June 30, 2000 (unaudited).............................. F-4
Statements of Shareholders' Equity for the period from inception (March
 14, 1997) through December 31, 1997, for the years ended December 31,
 1998 and December 31, 1999 and for the six months ended June 30, 2000
 (unaudited).............................................................. F-5
Statements of Cash Flows for the period from inception (March 14, 1997)
 through December 31, 1997, for the years ended December 31, 1998 and
 December 31, 1999 and for the six months ended
 June 30, 1999 and June 30, 2000 (unaudited).............................. F-6
Notes to Financial Statements............................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Greenwich Technology Partners, Inc.:

   We have audited the accompanying balance sheets of Greenwich Technology Partners, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity and cash flows for the period from inception (March 14, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenwich Technology Partners, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (March 14, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Stamford, Connecticut
February 2, 2000

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                                 BALANCE SHEETS

                                December 31,                         June 30,
                          -------------------------                    2000
                                                       June 30,     Pro forma
                             1998          1999          2000        (Note 2)
                          -----------  ------------  ------------  ------------
                                                            (unaudited)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $   695,182  $ 17,568,371  $ 27,590,109
  Accounts receivable
   (net of allowance for
   doubtful accounts of
   $97,038, $216,615,
   and $795,366,
   respectively)........    1,644,636     4,244,590     9,313,308
  Inventory.............       27,280         2,118       148,244
  Advances and other
   current assets.......       79,416        66,718     1,148,363
                          -----------  ------------  ------------
    Total current as-
     sets...............    2,446,514    21,881,797    38,200,024
Property, plant and
 equipment, at cost.....      921,474     1,927,275     3,732,295
Less: Accumulated
 depreciation and
 amortization...........     (103,910)     (496,519)   (1,023,940)
                          -----------  ------------  ------------
Property, plant and
 equipment, net ........      817,564     1,430,756     2,708,355
Goodwill, net of accumu-
 lated amortization.....           --            --     2,550,379
Other long-term assets..       19,796       109,394       361,787
                          -----------  ------------  ------------
    Total assets........  $ 3,283,874  $ 23,421,947  $ 43,820,545  $ 43,820,545
                          ===========  ============  ============  ============
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of
   installment loan and
   capitalized lease
   obligations..........  $    10,536  $     11,569  $     83,071
  Accounts payable......      573,480       610,359       769,701
  Accrued expenses......      501,463     1,606,371     2,335,187
  Other current
   liabilities..........       64,706       107,125       180,129
                          -----------  ------------  ------------
    Total current lia-
     bilities...........    1,150,185     2,335,424     3,368,088
Installment loan and
 capitalized lease obli-
 gations................       43,994        32,426       470,015
Other long-term liabili-
 ties...................           --            --        11,155
                          -----------  ------------  ------------  ------------
    Total liabilities...    1,194,179     2,367,850     3,849,258     3,849,258
                          -----------  ------------  ------------  ------------
Shareholders' equity:
  Preferred Stock--
   Series A, par value
   $.01, Authorized and
   outstanding shares
   4,100,000, at par.
   None outstanding on a
   pro forma basis......       41,000        41,000        41,000            --
  Preferred Stock--
   Series B, par value
   $.01, Authorized and
   outstanding shares
   5,723,000, 5,533,031
   and 5,533,031,
   respectively, at par.
   None outstanding on a
   pro forma basis......       57,230        55,330        55,330            --
  Preferred Stock--
   Series C, par value
   $.01, Authorized and
   outstanding shares
   4,216,697, 4,206,666
   and 4,206,666,
   respectively, at par.
   None outstanding on a
   pro forma basis......       42,167        42,067        42,067            --
  Preferred Stock--
   Series D, par value
   $.01, Authorized
   shares 9,487,179;
   outstanding shares
   none, 5,213,675 and
   5,213,675,
   respectively, at par.
   None outstanding on a
   pro forma basis......           --        52,137        52,137            --
  Preferred Stock--
   Series E, par value
   $.01, Authorized
   shares 11,848,342;
   outstanding shares
   none, 9,807,139 and
   10,235,188,
   respectively, at par.
   None outstanding on a
   pro forma basis......           --        98,072       102,352            --
  Preferred Stock--
   Series F, par value
   $.01, Authorized and
   outstanding shares
   3,750,001 in 2000, at
   par. None outstanding
   on a pro forma
   basis................           --            --        37,500            --
  Common stock--Par
   value $.01,
   Authorized shares
   71,074,781; issued
   177,000, 1,019,849
   and 3,284,407,
   respectively, at par.
   36,145,968 shares
   issued and
   outstanding on a pro
   forma basis..........        1,770        10,198        32,844       361,460
  Additional paid-in
   capital..............    4,437,225    29,648,470    54,967,265    54,915,935
  Accumulated deficit...   (2,489,697)   (8,840,077)  (15,306,108)  (15,306,108)
  Less--177,000 shares
   of common stock held
   in treasury in 1999
   and 2000, at cost.
   None outstanding on a
   pro forma basis......           --       (53,100)      (53,100)           --
                          -----------  ------------  ------------  ------------
    Total shareholders'
     equity.............    2,089,695    21,054,097    39,971,287    39,971,287
                          -----------  ------------  ------------  ------------
    Total liabilities
     and shareholders'
     equity.............  $ 3,283,874  $ 23,421,947  $ 43,820,545  $ 43,820,545
                          ===========  ============  ============  ============

  The accompanying notes to financial statements are an integral part of these statements.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                             Pro forma
                                                                   For the six months         for the
                           Inception     For the years ended              ended             six months
                            through         December 31,                June 30,               ended
                          December 31, ------------------------  ------------------------    June 30,
                              1997        1998         1999         1999         2000      2000 (Note 2)
                          ------------ -----------  -----------  -----------  -----------  -------------
                                                                       (unaudited)            (unaudited)
Revenues:
 Professional servic-
  es....................   $ 471,844   $ 4,251,734  $12,539,406  $ 5,383,330  $12,970,039
 Provisioning...........     357,180     1,775,943    1,655,522    1,030,084      605,278
                           ---------   -----------  -----------  -----------  -----------
   Total revenues.......     829,024     6,027,677   14,194,928    6,413,414   13,575,317
Cost of revenues
 (exclusive of
 depreciation and
 amortization expense
 shown separately
 below):
 Professional servic-
  es....................     305,707     2,473,266    7,703,602    3,270,908    8,185,990
 Provisioning...........     307,983     1,361,295    1,259,149      801,112      503,601
                           ---------   -----------  -----------  -----------  -----------
   Total cost of reve-
    nues................     613,690     3,834,561    8,962,751    4,072,020    8,689,591
                           ---------   -----------  -----------  -----------  -----------
Gross profit............     215,334     2,193,116    5,232,177    2,341,394    4,885,726
Sales and marketing ex-
 penses.................     174,651     1,762,397    5,734,535    2,439,957    5,629,604
General and administra-
 tive expenses..........     446,684     2,138,862    5,407,923    1,824,228    5,320,143
Depreciation and amorti-
 zation expense.........     210,297       196,603      747,146      194,541      749,365
                           ---------   -----------  -----------  -----------  -----------
Operating loss..........    (616,298)   (1,904,746)  (6,657,427)  (2,117,332)  (6,813,386)
Other income, net.......         377        30,970      307,047       62,562      347,355
                           ---------   -----------  -----------  -----------  -----------
Loss before income tax-
 es.....................    (615,921)   (1,873,776)  (6,350,380)  (2,054,770)  (6,466,031)
Provision for income
 taxes..................          --            --           --           --           --
                           ---------   -----------  -----------  -----------  -----------
Net loss................    (615,921)   (1,873,776)  (6,350,380)  (2,054,770)  (6,466,031)
Preferred stock dividend
 requirements ..........      (6,193)     (236,131)    (386,307)    (193,994)    (193,994)
                           ---------   -----------  -----------  -----------  -----------
Net loss applicable to
 common shareholders for
 basic and diluted loss
 per share..............   $(622,114)  $(2,109,907) $(6,736,687) $(2,248,764) $(6,660,025)
                           =========   ===========  ===========  ===========  ===========
Net loss per share:
 Basic..................   $   (3.51)  $    (11.92) $    (21.34) $     (6.46) $     (3.29)
                           =========   ===========  ===========  ===========  ===========
 Diluted................   $   (3.51)  $    (11.92) $    (21.34) $     (6.46) $     (3.29)
                           =========   ===========  ===========  ===========  ===========
Weighted average shares
 outstanding:
 Basic..................     177,000       177,000      315,643      348,287    2,021,502
                           =========   ===========  ===========  ===========  ===========
 Diluted................     177,000       177,000      315,643      348,287    2,021,502
                           =========   ===========  ===========  ===========  ===========
Pro forma net loss per
 share--basic and
 diluted (unaudited)....                                                                    $      (.20)
                                                                                            ===========
Pro forma weighted
 average shares
 outstanding--basic and
 diluted (unaudited)....                                                                     31,732,755
                                                                                            ===========

  The accompanying notes to financial statements are an integral part of these statements.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          Common
                                                                                       Stock Held in Additional
                   Preferred Preferred Preferred Preferred Preferred Preferred Common  Treasury, at    Paid-In    Accumulated
                   Stock (A) Stock (B) Stock (C) Stock (D) Stock (E) Stock (F)  Stock      Cost        Capital      Deficit
                   --------- --------- --------- --------- --------- --------- ------- ------------- -----------  ------------
 Issuance of
 177,000 shares
 of common
 stock...........   $    --   $    --   $    --   $    --  $     --   $    --  $ 1,770   $     --    $   298,230  $         --
 Issuance of
 4,100,000 shares
 of preferred
 stock (A).......    41,000        --        --        --        --        --       --         --        967,916            --
 Issuance of
 5,723,000 shares
 of preferred
 stock (B).......        --    57,230        --        --        --        --       --         --         67,770            --
 Net loss........        --        --        --        --        --                 --         --             --      (615,921)
                    -------   -------   -------   -------  --------   -------  -------   --------    -----------  ------------
Balance, December
31, 1997.........    41,000    57,230        --        --        --        --    1,770         --      1,333,916      (615,921)
 Issuance of
 4,216,697 shares
 of preferred
 stock (C).......        --        --    42,167        --        --        --       --         --      3,103,309            --
 Net loss........        --        --        --        --        --        --       --         --             --    (1,873,776)
                    -------   -------   -------   -------  --------   -------  -------   --------    -----------  ------------
Balance, December
31, 1998.........    41,000    57,230    42,167        --        --        --    1,770         --      4,437,225    (2,489,697)
 Conversion of
 189,969 shares
 to common
 stock...........        --    (1,900)       --        --        --        --    1,900         --             --            --
 Conversion of
 10,031 shares to
 common stock....        --        --      (100)       --        --        --      100         --             --            --
 Issuance of
 5,213,675 shares
 of preferred
 stock (D).......        --        --        --    52,137        --        --       --         --      5,644,926            --
 Issuance of
 9,807,139 shares
 of preferred
 stock (E).......        --        --        --        --    98,072        --       --         --     19,468,044            --
 Options
 exercised.......        --        --        --        --        --        --    6,428         --        198,264            --
 Purchase of
 Treasury
 shares..........        --        --        --        --        --        --       --    (53,100)            --            --
 Employee loans..        --        --        --        --        --        --       --         --        (99,989)           --
 Net loss........        --        --        --        --        --        --       --         --             --    (6,350,380)
                    -------   -------   -------   -------  --------   -------  -------   --------    -----------  ------------
Balance, December
31, 1999.........    41,000    55,330    42,067    52,137    98,072        --   10,198    (53,100)    29,648,470    (8,840,077)
 Common shares
 issued..........        --        --        --        --        --        --    6,775         --      1,099,725            --
 Issuance of
 428,049 shares
 of preferred
 stock (E).......        --        --        --        --     4,280        --       --         --        874,314            --
 Issuance of
 3,750,001 shares
 of preferred
 stock (F).......        --        --        --        --        --    37,500       --         --     22,416,220            --
 Options
 exercised.......        --        --        --        --        --        --   15,871         --        677,763            --
 Other...........        --        --        --        --        --        --       --         --        250,773            --
 Net loss........        --        --        --        --        --        --       --         --             --    (6,466,031)
                    -------   -------   -------   -------  --------   -------  -------   --------    -----------  ------------
Balance, June 30,
2000
(unaudited)......   $41,000   $55,330   $42,067   $52,137  $102,352   $37,500  $32,844   $(53,100)   $54,967,265  $(15,306,108)
                    =======   =======   =======   =======  ========   =======  =======   ========    ===========  ============
                       Total
                   Shareholders'
                      Equity
                   -------------
 Issuance of
 177,000 shares
 of common
 stock...........   $   300,000
 Issuance of
 4,100,000 shares
 of preferred
 stock (A).......     1,008,916
 Issuance of
 5,723,000 shares
 of preferred
 stock (B).......       125,000
 Net loss........      (615,921)
                   -------------
Balance, December
31, 1997.........       817,995
 Issuance of
 4,216,697 shares
 of preferred
 stock (C).......     3,145,476
 Net loss........    (1,873,776)
                   -------------
Balance, December
31, 1998.........     2,089,695
 Conversion of
 189,969 shares
 to common
 stock...........            --
 Conversion of
 10,031 shares to
 common stock....            --
 Issuance of
 5,213,675 shares
 of preferred
 stock (D).......     5,697,063
 Issuance of
 9,807,139 shares
 of preferred
 stock (E).......    19,566,116
 Options
 exercised.......       204,692
 Purchase of
 Treasury
 shares..........       (53,100)
 Employee loans..       (99,989)
 Net loss........    (6,350,380)
                   -------------
Balance, December
31, 1999.........    21,054,097
 Common shares
 issued..........     1,106,500
 Issuance of
 428,049 shares
 of preferred
 stock (E).......       878,594
 Issuance of
 3,750,001 shares
 of preferred
 stock (F).......    22,453,720
 Options
 exercised.......       693,634
 Other...........       250,773
 Net loss........    (6,466,031)
                   -------------
Balance, June 30,
2000
(unaudited)......   $39,971,287
                   =============

 The accompanying notes to financial statements are an integral part of these statements.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                            STATEMENTS OF CASH FLOWS

                           Inception     For the years ended     For the six months ended
                            through         December 31,                 June 30,
                          December 31, ------------------------  -------------------------
                              1997        1998         1999         1999          2000
                          ------------ -----------  -----------  -----------  ------------
                                                                       (unaudited)
Cash flows from operat-
 ing activities
Net loss................   $ (615,921) $(1,873,776) $(6,350,380) $(2,054,770) $ (6,466,031)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and amor-
   tization.............      210,297      196,603      747,146      194,541       749,365
  Provision for doubtful
   accounts.............       25,204       95,433      166,194       11,658       469,655
  Loss on disposal of
   fixed assets.........           --           --       87,024           --        84,465
  Non-cash charges......           --           --           --           --       168,974
  (Increase) in accounts
   receivable...........     (134,687)  (1,588,469)  (2,766,148)  (1,760,129)   (4,611,846)
  (Increase)/Decrease in
   advances and other
   current assets.......       (2,240)     (77,176)      12,698     (142,538)     (888,325)
  (Increase)/Decrease in
   inventory............      (16,789)      (7,658)      25,162       (5,212)      101,584
  (Increase) in other
   long term assets.....       (2,079)     (13,271)     (89,598)      (7,650)     (242,134)
  Increase/(Decrease) in
   accounts payable.....       44,365      492,706       36,878      (23,220)      (16,963)
  Increase/(Decrease) in
   other current
   liabilities..........       21,764        8,282       45,071       (6,278)     (168,320)
  Increase in accrued
   expenses.............       95,656      405,807    1,104,908      323,701       574,891
                           ----------  -----------  -----------  -----------  ------------
Net cash used in
 operating activities...     (374,430)  (2,361,519)  (6,981,045)  (3,469,897)  (10,244,685)
Cash flows from invest-
 ing activities
Purchase of property,
 plant and equipment....      (58,696)    (817,203)  (1,710,565)    (506,037)   (1,295,526)
Sale of assets..........           --           --      260,552           --            --
Acquisition of
 businesses, net of cash
 acquired...............           --           --           --           --    (1,678,504)
                           ----------  -----------  -----------  -----------  ------------
Net cash used in
 investing activities...      (58,696)    (817,203)  (1,450,013)    (506,037)   (2,974,030)
Cash flows from financ-
 ing activities
Proceeds from
 installment loan.......           --       33,989           --           --            --
Payments on installment
 loan and capitalized
 lease obligations......         (682)      (5,669)     (10,535)      (8,140)      (36,188)
Repayment of loan.......           --           --           --           --      (749,307)
Net proceeds from
 issuance of preferred
 stock (A)..............    1,008,916           --           --           --            --
Net proceeds from
 issuance of preferred
 stock (B)..............      125,000           --           --           --            --
Net proceeds from
 issuance of preferred
 stock (C)..............           --    3,145,476           --           --            --
Net proceeds from
 issuance of preferred
 stock (D)..............           --           --    5,697,063    5,697,063            --
Net proceeds from
 issuance of preferred
 stock (E)..............           --           --   19,566,116           --       878,594
Net proceeds from
 issuance of preferred
 stock (F)..............           --           --           --           --    22,453,720
Issuance of common
 stock..................           --           --      104,703           --       693,634
Purchase of treasury
 stock..................           --           --      (53,100)          --            --
                           ----------  -----------  -----------  -----------  ------------
Net cash provided by
 financing activities...    1,133,234    3,173,796   25,304,247    5,688,923    23,240,453
                           ----------  -----------  -----------  -----------  ------------
Net increase (decrease)
 in cash................      700,108       (4,926)  16,873,189    1,712,989    10,021,738
Cash and cash equiva-
 lents, beginning of pe-
 riod...................           --      700,108      695,182      695,182    17,568,371
                           ----------  -----------  -----------  -----------  ------------
Cash and cash equiva-
 lents, end of period...   $  700,108  $   695,182  $17,568,371  $ 2,408,171  $ 27,590,109
                           ==========  ===========  ===========  ===========  ============
Supplemental cash flow
 information
Cash paid for interest..   $    1,486  $     1,317  $     6,230  $     2,490  $      9,188
Cash paid for income
 taxes..................   $    1,200  $     2,893  $    10,747  $    10,680  $     49,500

  The accompanying notes to financial statements are an integral part of these statements.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. THE COMPANY

   Antares Networks, Inc. ("Antares"), a Delaware corporation, was incorporated on March 14, 1997. During 1997, Antares acquired all of the assets and liabilities of Datamax Inc. The acquisition was accounted for as a purchase whereby all assets and liabilities were recorded at their fair values at the date of purchase. Goodwill of approximately $300,000 from this purchase was amortized over 12 months. On August 22, 1997, the name was changed to Greenwich Technology Partners, Inc. ("GTP").

   GTP is a network infrastructure consulting and engineering company. GTP is comprised of one business segment. GTP focuses on designing, building and managing complex networks.

   GTP's headquarters is in White Plains, New York, with employees in 19 additional locations in the United States and London.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Interim financial statements

   The accompanying balance sheet as of June 30, 2000 and statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1999 and 2000 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statement. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make various estimates and assumptions. Actual results could differ from those estimates.

 Revenue Recognition

   GTP derives revenue from professional services and provisioning and records revenue in accordance with the principles of Staff Accounting Bulletin No. 101. Professional services revenue is only recognized when a contract arrangement exists, services have been rendered, the fees are fixed or determinable and collectibility is reasonably assured. Revenues are recognized for time-and-materials contracts as services are provided. Revenues from fixed-fee contracts are recognized as services are provided upon the achievement of specified milestones using the percentage of completion method of accounting. Revenue is recognized on partially completed milestones in proportion to the costs incurred for that milestone and only to the extent that an irrevocable right to the revenue exists. Costs incurred under time-and-materials and fixed-fee contracts are recognized as

                      GREENWICH TECHNOLOGY PARTNERS, INC.

incurred which generally is in the same period that revenue is recorded. Provisioning refers to the sale of hardware and software. Revenue from provisioning is recognized when equipment is delivered to customers. For the year ended December 31, 1998, 39% of the total revenue was derived from one customer and for the year ended December 31, 1999, 18% of the total revenue was derived from a different customer. For the six months ended June 30, 2000, 22% of the total revenue was derived from one customer. In 1998, 1999 and the six months ended June 30, 2000, GTP's five largest clients represented 68%, 51% and 52% of total revenues, respectively.

 Cash and Cash Equivalents

   Cash and cash equivalents represents highly liquid investments with original maturities of three months or less.

   On July 30, 1999, GTP entered into a revolving $2.5 million credit facility with First Union National Bank. This facility is available to finance working capital requirements. The financing is collateralized by a pledge of $1.0 million held in a depository account with First Union. This amount represents restricted cash. There were no amounts outstanding under this facility at December 31, 1999. The facility was closed in February 2000.

 Inventories

   Inventory represents non-client specific parts and hardware utilized in installation and service. Inventories are valued at the lower of cost or market, determined on the first in, first out (FIFO) basis.

 Property, Plant and Equipment

   Property, plant and equipment are carried at cost and depreciated and amortized over their estimated useful lives using the straight-line method. Leasehold improvements are depreciated over the term of the lease or the life of the asset, as appropriate, using the straight-line method. GTP reviews the carrying value of long lived assets for impairment when events indicate that the carrying value may not be recoverable. GTP evaluates property, plant and equipment for impairment by comparing the carrying value to undiscounted future net pre-tax cash flows. If impairment is identified, the asset-carrying amount is adjusted to fair value. Expenditures for maintenance and repairs are charged to operations as incurred.

 Goodwill

   Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 5 years. Periodically, the Company reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no impairment exists at June 30, 2000. Amortization expense was $100,997 in 1998, zero in 1999, and $137,480 (unaudited) for the six months ended June 30, 2000.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

 Deferred Income Taxes

   Deferred income taxes are determined utilizing a liability approach. The statement of operations effect is derived from changes in deferred income taxes on the balance sheet. This approach gives consideration to future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that they will not be realized.

 Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts and other receivables, and accounts payable approximate fair value due to the short-term maturity of these instruments.

 Concentration of Credit Risk

   Trade accounts receivable potentially subject the Company to a concentration of credit risk. GTP performs an ongoing credit evaluation of customers and generally does not require collateral on accounts receivable. GTP maintains allowances for potential credit losses and such losses have been assessed within management's expectations.

 Unaudited Pro forma information

   The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of its convertible preferred stock into common stock immediately prior to the closing of the Company's anticipated initial public offering. (See Note 7 for conversion terms.) The unaudited pro forma consolidated balance sheet as of June 30, 2000, reflects the conversion of 33,038,561 shares of the convertible preferred stock into 33,038,561 shares of common stock which includes the reissuance of 177,000 shares of treasury stock. Pro forma loss per share is computed using the weighted average number of common shares outstanding during the period assuming conversion of the convertible preferred stock into common stock as of the date of issuance.

 Reclassification

   Certain prior year amounts have been reclassified to conform to the current year presentation.

3. NET LOSS PER SHARE

   Net loss per share is calculated in accordance with Statement of Financial Accounting Standard No. 128, "Earnings per Share". Basic net loss per common share is computed based upon the average number of common shares outstanding. Diluted net loss per common share includes dilutive stock options, warrants and convertible securities. Dilutive net loss per common share is equivalent to basic loss per share as

                      GREENWICH TECHNOLOGY PARTNERS, INC.

stock options, warrants and convertible preferred stock are antidilutive. The following table summarizes the calculation of earnings per share:

                                                                        For the six months
                                              For the years ended              ended
                                                 December 31,                June 30,
                          Inception through ------------------------  ------------------------
                          December 31, 1997    1998         1999         1999         2000
                          ----------------- -----------  -----------  -----------  -----------
                                                                            (unaudited)
Net loss................      $(615,921)    $(1,873,776) $(6,350,380) $(2,054,770) $(6,466,031)
Preferred stock dividend
 requirements...........         (6,193)       (236,131)    (386,307)    (193,994)    (193,994)
                              ---------     -----------  -----------  -----------  -----------
 Net loss applicable to
  common shareholders
  for basic and diluted
  loss per share........      $(622,114)    $(2,109,907) $(6,736,687) $(2,248,764) $(6,660,025)
                              =========     ===========  ===========  ===========  ===========
 Weighted average shares
  for basic and diluted
  loss per share........        177,000         177,000      315,643      348,287    2,021,502
Basic loss per share
 from net loss..........      $   (3.51)    $    (11.92) $    (21.34) $     (6.46) $     (3.29)
Diluted loss per share
 from net loss..........      $   (3.51)    $    (11.92) $    (21.34) $     (6.46) $     (3.29)

In addition, the potential dilutive effect of outstanding employee stock options and preferred stock convertible into common stock at the following dates are not included in the calculation of net loss per share as the effects are antidilutive. The following table summarizes shares outstanding at:

                                             December 31,
                                    -------------------------------  June 30,
                                      1997       1998       1999       2000
                                    --------- ---------- ---------- -----------
                                                                    (unaudited)
   Stock options...................   594,000  2,002,025  3,744,626  6,463,932
   Convertible preferred stock..... 9,823,000 14,039,700 28,860,511 33,038,561

4. PROPERTY, PLANT AND EQUIPMENT

                                                  December 31,
                                  Estimated    -------------------  June 30,
                                 Life (years)    1998      1999       2000
                                 ------------  -------- ---------- -----------
                                                                   (unaudited)
Furniture and fixtures..........          10   $ 86,773 $  155,219 $  690,703
Computers and software..........         1-3    691,138  1,536,402  2,595,950
Office equipment................           5     39,252     66,017    277,794
Leasehold improvements.......... (lease term)    69,410    134,736    132,947
Autos...........................           3     34,901     34,901     34,901
                                               -------- ---------- ----------
                                                921,474  1,927,275  3,732,295
Less: Accumulated depreciation
 and amortization...............                103,910    496,519  1,023,940
                                               -------- ---------- ----------
                                               $817,564 $1,430,756 $2,708,355
                                               ======== ========== ==========
Capitalized lease amounts in-
 cluded in above................               $ 19,864 $   14,682 $  523,982

   During the fourth quarter of 1999, GTP made a decision to replace certain software assets within the Company. The Company will replace these software assets with a new software package in the third quarter of 2000. As a result, in 1999 GTP recorded a charge of $207,000 to reduce the carrying amount of certain computer software assets to be discarded of to zero. This charge was recorded as depreciation expense in the Statement of Operations.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

5. COMMITMENTS, INSTALLMENT LOANS AND CONTINGENCIES

   GTP is obligated under various operating leases and subleases for its corporate offices, operations facilities and various equipment used in the business. The facilities leases and subleases are for various terms and provide for escalations and landlord cost reimbursements consistent with applicable market conditions. Capitalized lease commitments relate to GTP's telephone system. The following is a schedule of the future minimum lease payments under all operating leases and capitalized lease commitments:

                             Operating Capitalized
   Fiscal Year                Leases     Leases
   -----------               --------- -----------
   2000....................  $585,366   $  6,406
   2001....................   297,762      6,406
   2002....................    48,550      5,106
   2003....................     8,261        --
                             --------   --------
                             $939,939     17,918
                             ========
   Less: interest factor...               (2,127)
                                        --------
   Present value of total
    capitalized lease obli-
    gations................               15,791
   Less: current portion...               (5,195)
                                        --------
   Long term portion of
    capitalized lease obli-
    gations................             $ 10,596
                                        ========

   Subsequent to December 31, 2000, GTP entered into certain capitalized lease obligations related to furnitures and fixtures, as well as a telephone system for the Company's White Plains, New York headquarters.

   Payments associated with GTP's capitalized lease obligations for the six month periods ended June 30, 1999 and June 30, 2000 were $3,727 (unaudited) and $31,733 (unaudited). For the years ended December 31, 1998 and 1999 payments for capitalized lease obligations were $4,687 and $4,750. In addition payments for operating lease obligations for the six month periods ending June 30, 1999 and June 30, 2000 were $280,365 (unaudited) and $643,062 (unaudited). For the years ended December 31, 1998 and 1999 payments for operating lease obligations were $179,877 and $698,515.

   At December 31, 1998, 1999 and June 30, 2000, GTP had an outstanding installment loan of $33,987, $28,204 and $25,094 (unaudited) relating to the purchase of automobiles. This installment loan has an interest rate of 9.7%. The loan is payable monthly through 2002.

6. INCOME TAXES

   The provision for income taxes is zero due to GTP's net operating loss. Deferred income taxes are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities. The current federal and state tax rates in effect during the year are used to calculate the temporary differences.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

   GTP has established a valuation allowance to offset the net deferred tax asset, as the realizability of the asset is uncertain.

   The components of the deferred tax assets and (liabilities) are as follows:

                                               December 31,
                                          ------------------------   June 31,
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
   Allowance for doubtful accounts....... $    38,815  $    88,812  $   326,100
   Accrued bonus.........................      27,605       28,295          --
   Net operating loss carryforwards......     865,696    3,330,831    5,575,226
   Depreciation..........................      88,337     (106,763)    (239,392)
   Goodwill..............................      40,399       99,925      158,175
   Other, net............................         230          235          235
   Valuation allowance...................  (1,061,082)  (3,441,335)  (5,820,344)
                                          -----------  -----------  -----------
       Total deferred taxes, net......... $       --   $       --   $       --
                                          ===========  ===========  ===========

   At December 31, 1998 and 1999 and June 30, 2000 the federal and state net operating loss carryforward, "NOL" carryforwards are as follows:

                                                   December 31,
                                               ---------------------  June 30,
                                                  1998       1999       2000
                                               ---------- ---------- -----------
                                                                     (unaudited)
   Federal.................................... $2,031,647 $8,122,130 $13,598,113
   State......................................  2,064,564  8,078,258  13,514,707

   These carryforwards begin to expire in 2012 and 2002, for federal and state purposes, respectively. Future utilization of NOL may be subject to certain limitations imposed by the Internal Revenue Service Code.

7. CAPITAL STOCK

   Greenwich Technology Partners has issued six classes of preferred stock which include series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock, series E preferred stock, and series F preferred stock. The preferred stockholders may, at the option of the holder, convert their preferred shares into fully paid shares of GTP's common stock. All shares of preferred stock automatically convert into shares of common stock immediately upon the closing of a public offering of GTP pursuant to an effective registration statement under the Securities Act of 1933 with a per share price of at least $5.50 and at least $30.0 million in net proceeds to GTP. The number of shares of common stock to which a holder of preferred stock shall be entitled upon conversion is determined using the applicable "Conversion Rate" for that series of preferred stock. As of June 30, 2000, each share of preferred stock is convertible into one share of common stock. During 1999, 189,969 shares of series B preferred stock and 10,031 shares of series C preferred stock were converted into 200,000 shares of GTP's common stock.

   In connection with the issuance of series D preferred stock, warrants for the purchase of 4,273,504 additional shares of series D preferred stock at $1.17 per share were issued. The fair value

                      GREENWICH TECHNOLOGY PARTNERS, INC.

of these warrants was de minimus at the date of issuance. These warrants vest at the earliest of the following: (i) the completion of an initial public offering of GTP's common stock; (ii) the merger or acquisition of the company where fifty percent of the outstanding capital stock of GTP or fifty percent of the voting power in GTP is transferred; (iii) a sale or other disposition of all or substantially all of GTP's assets; and (iv) January 1, 2001. Notwithstanding the above, fifty percent of the warrants vests if an event described in (i)-(iii) above, with a value of greater than $4.68 per share, occurs prior to June 30, 2000 and sixty percent of the warrants vests if the event occurs prior to December 31, 2000, with the remaining rights pursuant to the warrants terminating.

   On January 14, 2000, the Company completed a third round of series E convertible preferred equity financing with net proceeds totaling $878,594. The financing resulted in the issuance of 428,049 shares of series E preferred stock at $2.11 per share. Series E preferred shares are identical with respect to rights and protections as existing classes of preferred stock.

   On June 8, 2000, the Company completed its offering of series F convertible preferred equity financing with net proceeds totaling $22,453,720. The financing resulted in the issuance of 3,750,001 shares of series F preferred stock at $6.00 per share. Series F preferred shares are identical with respect to rights and protections as existing classes of preferred stock.

   Holders of series A, series B and series C preferred stock are entitled to cumulative cash dividends at a rate of 9% of the original issue price. GTP has not declared cumulative dividends on common stock and preferred stock from inception through June 30, 2000. The amount of dividends undeclared on the series A preferred stock, series B preferred stock and series C preferred stock at June 30, 2000 were $235,805, $29,081 and $557,739, respectively. Upon conversion of preferred stock into common stock, preferred stockholders are no longer entitled to any of these undeclared dividends.

   Greenwich Technology Partners has a share repurchase agreement with certain of its stockholders. Under terms of which, before a shareholder can sell its GTP capital stock to a third party, the shareholder must first offer the shares to the Company on terms equal to the third party offer. A stockholder voluntarily separated from GTP during 1998 and in accordance with the above agreement, during 1999 GTP purchased 177,000 shares from the individual for $53,100.

8. STOCK INCENTIVE PLAN

   Greenwich Technology Partners' board of directors has authorized the issuance of up to 9,150,000 million shares at June 30, 2000 that may be awarded as stock options under GTP's 1997 Stock Plan (the "Plan") to employees, directors and consultants of GTP. Stock options, granted at fair market value, under the Plan extend for 10 years from the date of grant and generally vest ratably over a two to four year period.

                      GREENWICH TECHNOLOGY PARTNERS, INC.

   GTP accounts for stock options by applying Accounting Principles Board "Accounting for Stock Issued to Employees" (APB 25). No compensation cost has been recognized for its employee stock option grants as the options have been granted at fair market value as determined by GTP's board of directors. Had stock options been accounted for based on the fair value method of Statement of Financial Accounting Standards "Accounting for Stock-Based Compensation" (SFAS
123), the impact on the net loss would have been as follows:

                                                                      Six months
                         Inception through Year ended December 31,      ended
                           December 31,    ------------------------    June 30,
                               1997           1998         1999          2000
                         ----------------- -----------  -----------  ------------
                                                                     (unaudited)
Net loss:
  As reported...........     $(615,921)    $(1,873,776) $(6,350,380) $(6,466,031)
  Pro forma.............      (633,088)     (1,960,178)  (6,439,766)  (6,506,948)
Basic and Diluted net
 loss per share:
  As reported...........     $   (3.51)    $    (11.92) $    (21.34) $     (3.29)
  Pro forma.............     $   (3.61)    $    (12.41) $    (21.63) $     (3.32)

   The fair market value of options is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1997, 1998 and 1999 and six months ended June 30, 2000, respectively, dividend yield of 0% for all periods; expected volatility of 0% for all periods; risk-free interest rates ranging from 5.96% to 6.69% in 1997, 4.17% to 5.73% in 1998, 4.70% to
6.44% in 1999 and 6.10% to 6.78% (unaudited) for the six months ended June 30, 2000; and an expected option life of four years for all periods.

   Option award activity from the period of inception through December 31, 1997 and during 1998, 1999 and through June 30, 2000 (unaudited) are summarized as follows:

                                                               Weighted
                                                               Average
                                                  Shares    Exercise Price
                                                ----------  --------------
   Inception, March 14, 1997
     Granted...................................    594,000      $0.50
                                                ----------      -----
   Outstanding at December 31, 1997............    594,000       0.50
     Granted...................................  1,413,525       0.30
     Forfeited.................................     (5,500)      0.30
                                                ----------      -----
   Outstanding at December 31, 1998............  2,002,025       0.30
     Granted...................................  2,659,375       0.35
     Exercised.................................   (642,849)      0.32
     Forfeited.................................   (273,925)      0.30
                                                ----------      -----
   Outstanding at December 31, 1999............  3,744,626       0.33
     Granted...................................  4,645,291       0.87
     Exercised................................. (1,587,056)      0.44
     Forfeited.................................   (338,929)      0.54
                                                ----------      -----
   Outstanding at June 30, 2000................  6,463,932      $0.69
                                                ==========      =====
   Exercisable at June 30, 2000................  1,149,313      $0.46
                                                ==========      =====
   Weighted average fair value of options
    granted during 2000........................                 $0.26
                                                                =====

                      GREENWICH TECHNOLOGY PARTNERS, INC.

   On December 3, 1998, GTP's Board of Director's elected to re-price the exercise price of all 1997 option grants from $0.50 to $0.30. The purpose of the re-pricing was to price options at the fair market value of the common stock on the date of grant.

   The following table summarizes information on stock options outstanding at June 30, 2000 (unaudited):

   Weighted Average                            Weighted Average
    Exercise Price          Options            Remaining Life of            Options
     (per share)          Outstanding         Options Outstanding         Exercisable
   ----------------       -----------         -------------------         -----------
        $0.30              2,247,738               8.39 yrs                  554,493
        $0.60              3,336,144               9.67 yrs                  588,270
        $2.00                880,050               9.94 yrs                    6,550
                           ---------                                       ---------
                           6,463,932                                       1,149,313
                           =========                                       =========

9. EMPLOYEE BENEFIT PLAN

   Greenwich Technology Partners established a salary deferral plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code, as amended. Effective January 1, 1998, all employees that are at least age 21 are eligible to join the Plan. After January 1, 1998, employees are eligible to join the Plan if they are at least age 21 and have completed two months of service with GTP. GTP will match 25% of the first 6% of pay the employee contributes to the Plan through salary deferral. These matching contributions vest ratably over four years. GTP's contributions to the Plan during 1998, 1999 and the six months ended June 30, 2000 were $16,492, $81,511 and $71,906 (unaudited), respectively.

10. RELATED PARTIES

   During 1999, GTP paid fees of $200,000 and issued 85,470 shares of series D preferred stock to a senior officer of GTP for his services rendered prior to becoming an employee of GTP. The payments were made in connection with services rendered in the offering of the series D preferred stock and were recorded as a reduction to the gross proceeds.

   In December 1999, GTP loaned certain employees $99,989 in connection with the exercise of stock options. The employees have signed demand notes payable to GTP in exchange for the loans, which bear a 5.5% rate of interest. The note receivable is reported as a reduction of additional paid in capital.

                          [INSIDE BACK COVER ARTWORK]

The color artwork will be three ellipses containing the words, "Creating Value." Selected technical alliance partner logos will appear beneath the ellipses.

                    [LOGO OF GREENWICH TECHNOLOGY PARTNERS]

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
   SEC registration fee................................................ $14,520
   NASD filing fee.....................................................   6,000
   Nasdaq National Market listing fee..................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Printing and engraving expenses.....................................    *
   Transfer agent and Registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $  *
                                                                        =======

  --------
  *  To be provided by amendment

Item 14. Indemnification of Directors and Officers

   The Delaware General Corporation Law and GTP's charter and by-laws provide for indemnification of GTP's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of GTP, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to GTP's amended and restated charter and by-laws filed as Exhibits 3.2 and 3.4, respectively.

   The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of GTP against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

   GTP intends to apply for a directors' and officers' insurance policy.

Item 15. Recent Sales of Unregistered Securities

 Common Stock

   GTP initially issued 3,000 shares of its common stock to Antares Networks, Inc. for an aggregate consideration of $2,000 on April 30, 1997, which subsequently were cancelled.

   On December 9, 1997, GTP issued 177,000 shares of its common stock to Vincent Yenko, as described more fully below. The fair market value of the shares of common stock at that date was $.30 per share.

   On February 1, 1999, Persistence Partners, L.P., a limited partnership controlled by Joseph Beninati, President and Chief Executive Officer of GTP, converted 189,696 of its Series B preferred stock and 10,031 shares of its Series C preferred stock into common stock on a one-to-one basis for a total of 200,000 shares of common stock.

   On March 1, 2000, GTP issued 98,250 and 79,250 shares of its common stock to John Rothenberger and G. Richard Rothenberger, respectively, in connection with the acquisition of Aspire Technology Group, Inc. The fair market value of the common stock at that time was $.60 per share.

   On April 13, 2000, GTP issued 500,000 shares of its common stock to Michael Waresk in connection with the merger of Navigator Technologies, Inc. into GTP. The fair market value of the shares of common stock at that date was $2.00 per share.

 Preferred Stock and Warrants.

   On December 9, 1997, GTP issued 5,723,000 shares of its series B preferred stock and 177,000 shares of its common stock to Persistence Partners, L.P., a limited partnership controlled by Joseph Beninati, President and Chief Executive Officer of GTP, and Vincent Yenko, respectively, in consideration of these two parties' ownership, equal to all of the outstanding interests, in Antares Networks, Inc.

   Also on December 9, 1997, GTP issued 4,100,000 shares of its series A preferred stock to two investors one of which was an FG II Entity for an aggregate purchase price of $1,025,000. The FG II Entities collectively beneficially own greater than 5% of GTP's capital stock.

   On June 25, 1998, GTP issued an aggregate of 3,060,000 shares of its series C preferred stock to two investors for an aggregate purchase price of $2,295,000. On August 7, 1998, GTP issued an aggregate of 823,364 shares of its series C preferred stock to two investors one of which was an FG II Entity for an aggregate purchase price of $617,523. On October 26, 1998, GTP issued 333,333 shares of its series C preferred stock to an FG II Entity for an aggregate purchase price of $249,999.75.

   On February 1, 1999, GTP issued 5,213,675 shares of its series D preferred stock to eight investors for an aggregate purchase price of $6,099,999.75. Included in these figures is a grant of 85,470 shares of series D preferred stock that GTP issued to Dennis M. Goett as partial payment for services rendered by Mr. Goett's company, CrossRoads Strategy Group, Inc. to GTP in connection with the financing. GTP also issued two warrants to purchase up to an aggregate of 4,273,504 shares of series D preferred stock at $1.17 per share. The warrants become exercisable upon the earliest to occur of (i) the initial public offering of GTP's common stock below; (ii) the merger or acquisition of the company where fifty percent of the outstanding capital stock of GTP or fifty percent of the voting power in GTP is transferred; (iii) a sale or other disposition of all or substantially all of GTP's assets; and (iv) January 1, 2001. Notwithstanding the above, fifty percent of the warrants will vest if a liquidity event with a value of greater than $4.68 occurs prior to June 30, 2000 and sixty percent of the warrants will vest prior to December 21, 2000, with the remaining rights pursuant to the warrants terminating. The purchasers of series D preferred stock include VantagePoint Communications Partners and VantagePoint Venture Partners 1996, L.P., an FG II Entity and Dennis M. Goett. The VantagePoint Entities and the FG II Entities each beneficially own greater than 5% of GTP's outstanding capital stock. Mr. Goett is GTP's Chief Financial Officer.

   On September 10, 1999, GTP issued 7,582,940 shares of its series E preferred stock to six investors for an aggregate purchase price of $16,000,003.40. These investors include: Chase Venture Capital Associates, L.P. for $10.0 million; Credit Suisse First Boston Venture Fund I, L.P., an affiliate of Credit Suisse First Boston Corporation for $0.5 million; STV Partners III, L.L.C. for $1.0 million; FG-GTPF for $0.5 million; VantagePoint Communications Partners, L.P. for $2.0 million; VantagePoint Venture Partners 1996, L.P. for $1.0 million; and Wheatley Partners II L.P. for $1.0 million. On October 28, 1999, GTP sold an additional 2,224,199 shares of its series E preferred stock to 49 investors for an aggregate purchase price of $4,693,059.89. On January 14, 2000, GTP sold 428,049 shares of its series E preferred stock to 22 investors for an aggregate purchase price of $903,183.39. The purchasers of series D preferred stock include Dennis Goett, individually and through a retirement account for his benefit, Chase Venture Capital Associates, L.P., VantagePoint Communications Partners, L.P., VantagePoint Venture Partners 1996, L.P. and an FG II entity. Mr. Goett is GTP's Chief Financial Officer and each of the other purchasers beneficially owns greater than 5% of GTP's outstanding capital stock.

   On June 8, 2000, GTP issued 3,750,001 shares of its series F preferred stock to three investors for an aggregate purchase price of $22,500,006.

   No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 3(a)(9) and Section 4(2) of the Securities Act of 1933 (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering.

 Grants and Exercises of Stock Options

   Since April 21, 1997 through July 31, 2000, GTP has granted stock options to purchase 9,496,291 shares of common stock with exercise prices ranging from $.30 to $2.00 per share, to employees, directors, and consultants pursuant to our 1997 Stock Plan. Of these options, 2,331,013 have been exercised for an aggregate consideration of $942,531 as of July 31, 2000. The issuance of these options and the common stock issuable upon the exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedule

  (a) Exhibits.

 Number                               Description
 ------                               -----------
 1.1    Form of Underwriting Agreement
 2.1    Stock Purchase Agreement by and among the Registrant and Aspire
        Technology Group, Inc. dated as of March 1, 2000
 2.2    Asset Purchase Agreement by and among the Registrant and NetGain, LLC dated as of March 31, 2000
 2.3    Agreement and Plan of Merger and Reorganization by and between the
        Registrant, Navigator Technologies, Inc. and Michael Waresk dated as of
        April 12, 2000
 2.4    Asset Purchase Agreement between VY Inc. and the Registrant dated April
        30, 1997
 3.1    Fourth Amended and Restated Certificate of Incorporation, filed June 8,
        2000
 3.2*   Form of Amended and Restated Certificate of Incorporation to be in
        effect upon the closing of this offering
 3.3    By-laws of the Registrant
 3.4*   Form of Amended and Restated By-laws to be in effect upon the closing of this offering
 3.5    Delaware Certificate of Merger of Navigator Technologies, Inc. and the
        Registrant filed as of April 13, 2000
 3.6    New Jersey Certificate of Merger of Navigator Technologies, Inc. and
        the Registrant, filed April 13, 2000
 3.7    Certificate of Ownership and Merger merging Antares Networks, Inc. into the Registrant, filed December 8, 1997
 4.1*   Specimen Common Stock certificate
 4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock of the registrant
 4.3    Form of Series D Preferred Stock Purchase Warrant
 5.1*   Opinion of Testa, Hurwitz & Thibeault, LLP
 10.1   Loan Agreement with First Union National Bank dated July 30, 1999
 10.2   Security Agreement with First Union National Bank dated July 30, 1999
 10.3   Promissory Note to First Union National Bank dated July 30, 1999
 10.4   1997 Stock Option Plan as amended
 10.5   2000 Stock Option and Incentive Plan
 10.6   2000 Employee Stock Purchase Plan
 10.7   Investment Agreement, dated December 9, 1997
 10.8   Investment Agreement (Series C Preferred Stock), dated June 25, 1998
 10.9   Investment Agreement (Series C Preferred Stock), dated August 7, 1998
 10.10  Investment Agreement (Series D Preferred Stock), dated February 1, 1999
 10.11  Investment Agreement (Series E Preferred Stock), dated September 10,
        1999
 10.12  Amendment No. 1 to Investment Agreement (Series E Preferred Stock),
        dated January 14, 2000
 10.13  Amended and Restated Shareholders' Agreement, dated September 10, 1999
 10.14  Amended and Restated Registration Rights Agreement, dated September 10,
        1999
 10.15  Sublease Agreement for the Registrant dated March 22, 2000
 10.16  Employment Agreement dated December 9, 1997 with Joseph P. Beninati
 10.17  Employment Letter dated December 1, 1998 with Dennis M. Goett
 10.18  Amendment to Employment Letter with Dennis M. Goett
 10.19  Employment Letter dated October 1, 1999 with John Stopper
 10.20  Employment Letter dated January 26, 2000 with Richard Haverly
 10.21  Employment Letter dated March 13, 2000 with Johna Till Johnson
 10.22  Letter Agreement dated July 27, 1999 with Credit Suisse First Boston
        Corporation
 10.23  Letter Agreement regarding indemnification dated July 27, 1999 with
        Credit Suisse First Boston Corporation
 10.24  Shareholders' Agreement between John Rothenberger and G. Richard
        Rothenberger and the Registrant, dated March 1, 2000
 10.25  Shareholders' Agreement between Michael Waresk and the Registrant dated
        April 12, 2000
 10.26  Escrow Agreement between Michael Waresk, Navigator Technologies, Inc.
        and the Registrant dated April 12, 2000
 10.27  Escrow Agreement between John Rothenberger, G. Richard Rothenberger and the Registrant, dated March 1, 2000
 10.28  Letter Agreement dated March 17, 2000 with Credit Suisse First Boston
        Corporation
 10.29  Letter Agreement regarding indemnification, dated March 17, 2000 with
        Credit Suisse First Boston Corporation

 Number                               Description
 ------                               -----------
 10.30  Investment Agreement (Series F Preferred Stock), dated June 8, 2000
 10.31  Amendment No. 1 to Amended and Restated Shareholders' Agreement, dated
        June 8, 2000
 10.32  Amendment No. 1 to Amended and Restated Registration Rights Agreement,
        dated June 8, 2000
 10.33  Letter Agreement between CrossRoads Strategy Group, Inc. and the
        Registrant dated October 15, 1998
 10.34  Professional Services Alliance Agreement with Juniper Networks, Inc.
        dated May 30, 2000
 11.1*  Statement re: Computation of Basic and Diluted Net Loss Per Share
 21.1   Subsidiaries of the Registrant
 23.1   Consent of Arthur Andersen LLP
 23.2*  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
 24.1   Power of Attorney (See Signature Page)
 27.1   Financial Data Schedule

--------
* To be supplied by amendment.

  (b) Financial Statement Schedule.

                 Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in White Plains, New York, on this 23rd day of August, 2000.

                                          Greenwich Technology Partners, Inc.

                                                   /s/ Joseph P. Beninati
                                          By: _________________________________
                                                     Joseph P. Beninati
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

   We, the undersigned directors and/or officers of Greenwich Technology Partners, Inc. (the "Company"), hereby severally constitute and appoint Joseph
P. Beninati and Dennis M. Goett and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

        /s/ Joseph P. Beninati         Chief Executive Officer,     August 23, 2000
______________________________________  President and Chairman of
          Joseph P. Beninati            the Board of Directors
                                        (Principal Executive
                                        Officer)

         /s/ Dennis M. Goett           Senior Vice President,       August 23, 2000
______________________________________  Chief Financial Officer,
           Dennis M. Goett              Treasurer and Director
                                        (Principal Financial and
                                        Accounting Officer)

         /s/ Ronald V. Davis           Director                     August 23, 2000
______________________________________
           Ronald V. Davis


              Signature                         Title(s)                 Date
              ---------                         --------                 ----
         /s/ Edmund A. Hajim           Director                     August 23, 2000
______________________________________
           Edmund A. Hajim

        /s/ Jonathan R. Lynch          Director                     August 23, 2000
______________________________________
          Jonathan R. Lynch

    /s/ William Jefferson Marshall     Director                     August 23, 2000
______________________________________
      William Jefferson Marshall

        /s/ David H.W. Turner          Director                     August 23, 2000
______________________________________
          David H.W. Turner

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Greenwich Technology Partners, Inc.:

   We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Greenwich Technology Partners, Inc included in this registration statement and have issued our report thereon dated February 2, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
February 2, 2000

                 Schedule II--Valuation and Qualifying Accounts
                        Allowance for Doubtful Accounts
                      Greenwich Technology Partners, Inc.

                             Inception     Years ended
                               through     December 31,
                            December 31, ---------------- Six months ended
                                1997      1998     1999    June 30, 2000
                            ------------ ------- -------- ----------------
                                   (in thousands)           (unaudited)
Balance at beginning of
 period....................   $   --     $20,000 $ 97,038     $216,615
Additions charged to
 Statement of Operations...    25,204     95,433  166,194      469,655
Other additions............       --         --       --       172,916
Deductions.................     5,204     18,395   46,617      (63,820)
                              -------    ------- --------     --------
Balance at end of period...   $20,000    $97,038 $216,615     $795,366
                              =======    ======= ========     ========

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
 1.1    Form of Underwriting Agreement
 2.1    Stock Purchase Agreement by and among the Registrant and Aspire
        Technology Group, Inc. dated as of March 1, 2000
 2.2    Asset Purchase Agreement by and among the Registrant and NetGain, LLC dated as of March 31, 2000
 2.3    Agreement and Plan of Merger and Reorganization by and between the
        Registrant, Navigator Technologies, Inc. and Michael Waresk dated as of
        April 12, 2000.
 2.4    Asset Purchase Agreement between VY Inc. and the Registrant dated April
        30, 1997
 3.1    Fourth Amended and Restated Certificate of Incorporation, filed June 8,
        2000
 3.2*   Form of Amended and Restated Certificate of Incorporation to be in
        effect upon the closing of this offering
 3.3    By-laws of the Registrant
 3.4*   Form of Amended and Restated By-laws to be in effect upon the closing of this offering
 3.5    Delaware Certificate of Merger of Navigator Technologies, Inc. and the
        Registrant filed as of April 13, 2000.
 3.6    New Jersey Certificate of Merger of Navigator Technologies, Inc. and
        the Registrant, filed April 13, 2000
 3.7    Certificate of Ownership and Merger merging Antares Networks, Inc. into the Registrant, filed December 8, 1997
 4.1*   Specimen Common Stock certificate
 4.2    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock of the registrant
 4.3    Form of Series D Preferred Stock Purchase Warrant
 5.1*   Opinion of Testa, Hurwitz & Thibeault, LLP
 10.1   Loan Agreement with First Union National Bank dated July 30, 1999
 10.2   Security Agreement with First Union National Bank dated July 30, 1999
 10.3   Promissory Note to First Union National Bank dated July 30, 1999
 10.4   1997 Stock Option Plan as amended
 10.5   2000 Stock Option and Incentive Plan
 10.6   2000 Employee Stock Purchase Plan
 10.7   Investment Agreement, dated December 9, 1997
 10.8   Investment Agreement (Series C Preferred Stock), dated June 25, 1998
 10.9   Investment Agreement (Series C Preferred Stock), dated August 7, 1998
 10.10  Investment Agreement (Series D Preferred Stock), dated February 1, 1999
 10.11  Investment Agreement (Series E Preferred Stock), dated September 10,
        1999
 10.12  Amendment No. 1 to Investment Agreement (Series E Preferred Stock),
        dated January 14, 2000
 10.13  Amended and Restated Shareholders' Agreement, dated September 10, 1999
 10.14  Amended and Restated Registration Rights Agreement, dated September 10,
        1999
 10.15  Sublease Agreement for the Registrant dated March 22, 2000.
 10.16  Employment Agreement dated December 9, 1997 with Joseph P. Beninati
 10.17  Employment Letter dated December 1, 1998 with Dennis M. Goett
 10.18  Amendment to Employment Letter with Dennis M. Goett
 10.19  Employment Letter dated October 1, 1999 with John Stopper
 10.20  Employment Letter dated January 26, 2000 with Richard Haverly
 10.21  Employment Letter dated March 13, 2000 with Johna Till Johnson
 10.22  Letter Agreement dated July 27, 1999 with Credit Suisse First Boston
        Corporation
 10.23  Letter Agreement regarding indemnification dated July 27, 1999 with
        Credit Suisse First Boston Corporation
 10.24  Shareholders' Agreement between John Rothenberger and G. Richard
        Rothenberger and the Registrant, dated March 1, 2000
 10.25  Shareholders' Agreement between Michael Waresk and the Registrant dated
        April 12, 2000.
 10.26  Escrow Agreement between Michael Waresk, Navigator Technologies, Inc.
        and the Registrant dated April 12, 2000
 10.27  Escrow Agreement between John Rothenberger, G. Richard Rothenberger and the Registrant, dated March 1, 2000
 10.28  Letter Agreement dated March 17, 2000 with Credit Suisse First Boston
        Corporation
 10.29  Letter Agreement regarding indemnification, dated March 17, 2000 with
        Credit Suisse First Boston Corporation
 10.30  Investment Agreement (Series F Preferred Stock), dated June 8, 2000
 10.31  Amendment No. 1 to Amended and Restated Shareholders' Agreement, dated
        June 8, 2000

 Number                               Description
 ------                               -----------
 10.32  Amendment No. 1 to Amended and Restated Registration Rights Agreement,
        dated June 8, 2000
 10.33  Letter Agreement between CrossRoads Strategy Group, Inc. and the
        Registrant dated October 15, 1998
 10.34  Professional Services Alliance Agreement with Juniper Networks, Inc., dated May 30, 2000
 11.1*  Statement re: Computation of Basic and Diluted Net Loss Per Share
 21.1   Subsidiaries of the Registrant
 23.1   Consent of Arthur Andersen LLP
 23.2*  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)
 24.1   Power of Attorney (See Signature Page)
 27.1   Financial Data Schedule

--------
*  To be supplied by amendment.